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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.        )

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Ameriprise Financial, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 11, 2011

Dear Fellow Shareholders:

You are cordially invited to join us for our 2011 annual meeting of shareholders, which will be held on Wednesday, April 27, 2011, at 11:00 a.m., Minneapolis Time, at the Ameriprise Financial Center, 707 Second Avenue South in Minneapolis, Minnesota 55474. Holders of record of our common stock as of the close of business on February 28, 2011, are entitled to notice of and to vote at the 2011 annual meeting.

The Notice of Annual Meeting of Shareholders and the proxy statement that follow describe the business to be conducted at the meeting. We also will report on matters of current interest to our shareholders.

We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy vote by telephone or Internet as described in the following materials or, if you request that proxy materials be mailed to you, by completing and signing the proxy card enclosed with those materials and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

If your shares are held in the name of a broker, bank, trust or other nominee, you will need proof of ownership to be admitted to the meeting, as described on page 77 of the proxy statement.

We look forward to seeing you at the annual meeting and discussing the business of your Company with you.

Very truly yours,

JAMES M. CRACCHIOLO Chairman and Chief Executive Officer

AMERIPRISE FINANCIAL, INC.
707 SECOND AVENUE SOUTH
MINNEAPOLIS, MINNESOTA 55474

NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS

DATE	Wednesday, April 27, 2011, at 11:00 a.m. Minneapolis Time
PLACE	Ameriprise Financial Center Market Garden—Skyway Level 707 Second Avenue South Minneapolis, Minnesota 55474
ITEMS OF BUSINESS	(1)	To elect three directors
	(2)	A nonbinding advisory vote to approve the compensation of the named executive officers
	(3)	A nonbinding advisory vote on the frequency of shareholder approval of the compensation of the named executive officers
	(4)	To ratify the Audit Committee's selection of PricewaterhouseCoopers LLP as the Company's independent registered public accountants for 2011
	(5)	To transact such other business that may properly come before the meeting or any adjournment of the meeting.
RECORD DATE	You can vote if you are a shareholder of record as of the close of business on February 28, 2011.

THOMAS R. MOORE Vice President, Corporate Secretary and Chief Governance Officer

March 11, 2011

AMERIPRISE FINANCIAL, INC.
707 SECOND AVENUE SOUTH
MINNEAPOLIS, MINNESOTA 55474

March 11, 2011

PROXY STATEMENT

GENERAL INFORMATION

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of Ameriprise Financial, Inc. for the 2011 annual meeting of shareholders and for any adjournment or postponement of the meeting. In this proxy statement, we may also refer to Ameriprise Financial, Inc. as "Ameriprise Financial," "Ameriprise," "the Company," "we," "our" or "us."

We are holding the 2011 annual meeting at 11:00 a.m. Minneapolis Time, on Wednesday, April 27, 2011, at the Company's Minneapolis headquarters and invite you to attend in person. If you need special assistance at the meeting because of a disability, you may contact Thomas R. Moore, our Vice President, Corporate Secretary and Chief Governance Officer, by telephone at (612) 678-0106, by email at thomas.r.moore@ampf.com or by writing to him at 1098 Ameriprise Financial Center, Minneapolis, MN 55474. We have arranged for a live audio Web cast of the 2011 annual meeting to be accessible to the general public on the Internet at ir.ameriprise.com.

Under rules adopted by the Securities and Exchange Commission, we have chosen to provide our shareholders with the choice of accessing the 2011 annual meeting proxy materials over the Internet, rather than receiving printed copies of those materials through the mail. In connection with this process, a Notice Regarding the Availability of Proxy Materials is being mailed to our shareholders who have not previously requested electronic access to our proxy materials or paper proxy materials. The notice contains instructions on how you may access and review our proxy materials on the Internet and how you may vote your shares over the Internet. The notice will also tell you how to request our proxy materials in printed form or by email, at no charge. The notice contains a 12-digit control number that you will need to vote your shares. Please keep the notice for your reference through the meeting date.

We anticipate that the Notice Regarding the Availability of Proxy Materials will be mailed to shareholders beginning on or about March 15, 2011.

 VOTING INFORMATION

Record Date

You may vote all shares that you owned as of February 28, 2011, which is the record date for the annual meeting. On February 28, 2011, we had 246,319,226 common shares outstanding at the close of business. Each common share is entitled to one vote on each matter properly brought before the meeting.

 Ownership of Shares

You may own common shares in one of the following ways:

•
directly in your name as the shareholder of record, which includes restricted stock awards issued to employees under our long-term incentive plans;

•
indirectly through a broker, bank, trustee, or other holder of record in "street name"; or

•
indirectly in the Ameriprise Financial, Inc. Stock Fund of our 401(k) plan.

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending a Notice Regarding the Availability of Proxy Materials directly to you. As the holder of record, you have the right to vote by proxy, by telephone, by the Internet or by mail (if you request to receive your proxy materials by mail), or to vote in person at the meeting. If you hold your shares in street name, your broker, bank, trustee, or other holder of record is sending a Notice Regarding the Availability of Proxy Materials to you. As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by submitting voting instructions in the manner directed by your bank, broker, trustee, or other holder of record. Regardless of how you hold your shares, we invite you to attend the annual meeting.

How to Vote

The Notice Regarding the Availability of Proxy Material that most of our shareholders will receive will have information about Internet voting but is not permitted to include a telephonic voting number because that would enable a shareholder to vote without accessing the proxy materials online. The telephonic voting number will be on the Web site where the proxy materials can be found. For more information about voting by telephone, please see the next two sections.

Your vote is important.    We encourage you to vote promptly. Internet and telephone voting is available through 10:00 a.m. Eastern Time on Monday, April 25, 2011, for shares held in the Ameriprise 401(k) plan and through 11:59 p.m. Eastern Time on Tuesday, April 26, 2011, for all other shares. You may vote in one of the following ways:

By Telephone.    You have the option to vote your shares by telephone. In order to vote your shares by telephone, please go to www.proxyvote.com and log in using the 12-digit control number provided on your Notice Regarding the Availability of Proxy Material. You will be provided with a telephone number for voting at that site. Alternatively, if you request paper copies of the proxy materials, your proxy card or voting instruction form will have a toll-free telephone number that you may use to vote your shares. When you vote by telephone, you will be required to enter your 12-digit control number, so please have it available when you call. You may vote by telephone 24 hours a day. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes.

By Internet.    You can also vote your shares by the Internet. The Notice Regarding the Availability of Proxy Materials indicates the Web site you may access for Internet voting using the 12-digit control number included in the notice. You may vote by the Internet 24 hours a day. As with telephone voting, you will be able to confirm that the system has properly recorded your votes. If you hold your shares in street name, please follow the Internet voting instructions in the Notice of Internet Availability of Proxy Materials you receive from your bank, broker, trustee, or other record holder. You may incur telephone and Internet access charges if you vote by the Internet.

By Mail.    If you elect to receive your proxy materials by mail and you are a holder of record, you can vote by marking, dating, and signing your proxy card and returning it by mail in the postage-paid envelope provided to you. If you elect to receive your proxy materials by mail and you hold your shares in street name, you can vote by completing and mailing the voting instruction form provided by your bank, broker, trustee, or holder of record.

At the Meeting.    The way you vote your shares now will not limit your right to change your vote at the meeting if you attend in person. If you hold your shares in street name, you must obtain a proxy, executed in your favor, from the holder of record if you wish to vote these shares at the meeting.

All shares that have been properly voted and not revoked will be voted as you have directed at the meeting. If you sign and return your proxy card without any voting instructions, your shares will be voted as the Board of Directors recommends.

Revocation of Proxies.    You can revoke your proxy at any time before your shares are voted if you: (1) submit a written revocation to our corporate secretary at the meeting; (2) submit a timely later-dated proxy or voting instruction form if you hold shares in street name; (3) provide timely subsequent telephone or Internet voting instructions; or (4) vote in person at the meeting.

Shares Held Under the Ameriprise 401(k) Plan

If you participate in the Ameriprise 401(k) plan, your proxy card includes shares that the plan has credited to your account.

To allow sufficient time for the plan trustee to vote, the trustee must receive your voting instructions by 10:00 a.m. Eastern Time, on Monday, April 25, 2011. If the plan trustee does not receive your instructions by that date, the trustee will vote your shares in the same proportion of votes that the trustee receives from other plan participants who did vote.

 Confidential Voting

We maintain the confidentiality of the votes of individual shareholders. We do not disclose these votes to any member of management unless we must disclose them for legal reasons or in the event of a contested proxy solicitation. However, if a shareholder writes a comment on the proxy card, we will forward the comment to management. In reviewing the comment, management may learn how the shareholder voted. In addition, the Inspector of Elections and selected employees of our independent tabulating agent may have access to individual votes in the normal course of counting and verifying the vote.

Quorum and Required Vote

Quorum.    We will have a quorum and will be able to conduct the business of the annual meeting if the holders of a majority of the votes that shareholders are entitled to cast are present at the meeting, either in person or by proxy.

 Votes Required for Proposals

The Board of Directors recommends that you vote "For" Items (1), (2) and (4). Proxies will be voted "For" each Item unless otherwise specified. As to Item (3), the Board of Directors recommends that you vote "For" an annual advisory vote to approve the compensation of the named executive officers. Proxies will be voted "For" an annual advisory vote unless otherwise specified.

Item		To elect directors and adopt the other proposals, the following proportion of votes is required:
(1)	To elect three directors	Under the majority voting standard, in an uncontested election a nominee must receive a number of "For" votes that exceeds 50% of the votes cast*
(2)	A nonbinding advisory vote to approve the compensation of the named executive officers	The affirmative vote of a majority of the votes cast
(3)	A nonbinding advisory vote on the frequency of shareholder approval of the compensation of the named executive officers	The affirmative vote of a majority of the votes cast
(4)	To ratify the Audit Committee's selection of PricewaterhouseCoopers LLP as the Company's independent registered public accountants for 2011	The affirmative vote of a majority of the votes cast
*
If an uncontested nominee for director does not receive an affirmative majority of "For" votes, he or she will be required to promptly tender his or her resignation to the Board's independent Nominating and Governance Committee. The committee will then make a recommendation to the Board as to whether the tendered resignation should be accepted or rejected, or whether other action should be taken. The Board will publicly announce its decision regarding the tendered resignation and the rationale behind it within 90 days after the election results have been certified. The director who tendered the resignation will not be permitted to vote on the recommendation of the Nominating and Governance Committee or the Board's decision with respect to his or her tendered resignation.

Routine and Non-Routine Proposals.    The rules of the New York Stock Exchange determine whether proposals presented at shareholder meetings are routine or non-routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote for the proposal without receiving voting instructions from the owner under certain circumstances. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide any voting instructions.

Beginning with the 2010 proxy season, the New York Stock Exchange changed its rules to make the election of directors in an uncontested election a non-routine item. This means that brokers who do not receive voting instructions from their clients as to how to vote their shares for the election of directors can't exercise discretion to vote for directors. Therefore, it is important that you instruct your broker as to how you wish to have your shares voted on these proposals, even if you wish to vote as recommended by the Board of Directors.

How We Count Votes.    In determining whether we have a quorum for the annual meeting, we count abstentions and broker non-votes as present and entitled to vote. For your convenience, we have provided this chart to show whether each item being voted on is routine or non-routine under the rules of the New York Stock Exchange. The chart also shows how abstentions and broker non-votes will be treated by our Inspector of Elections in determining the outcome of voting on each item.

Item Being Voted On		Routine/ Non-Routine	Treatment of Abstentions	Treatment of Broker Non-Votes
(1)	To elect three directors	Non-routine	No effect; not included in numerator or denominator.	No effect; not included in numerator or denominator.
(2)	A nonbinding advisory vote to approve the compensation of the named executive officers	Non-Routine	No effect; not included in numerator or denominator.	No effect; not included in numerator or denominator.
(3)	A nonbinding advisory vote on the frequency of shareholder approval of the compensation of the named executive officers	Non-Routine	No effect; not included in numerator or denominator.	No effect; not included in numerator or denominator.
(4)	To ratify the Audit Committee's selection of PricewaterhouseCoopers LLP as the Company's independent registered public accountants for 2011	Routine	No effect; not included in numerator or denominator.	Broker non-votes do not occur with respect to routine matters.

Multiple Shareholders Sharing the Same Address

For those shareholders requesting paper proxy materials who share a single address and would like to receive only one annual report and proxy statement at that address, please contact our corporate secretary. This service, known as "householding," is designed to reduce our printing and postage costs. If after signing up for householding any shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact our corporate secretary. The contact information for our corporate secretary is provided on page one under "General Information."

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies. Our directors, officers or employees may solicit proxies for us in person, or by telephone, facsimile or electronic transmission for no additional compensation. We have hired D.F. King & Co., Inc. to help us distribute and solicit proxies. We will pay D.F. King $16,000 plus expenses for these services.

CORPORATE GOVERNANCE

This section provides highlights of our corporate governance program. You can find details about these and other corporate governance policies and practices in other sections of the proxy statement and on our Web site on the Corporate Governance page of the "Company Information" section at ir.ameriprise.com.

Request for Copies of Materials

You may request copies of any of the documents referred to in this section of the proxy statement by calling Thomas R. Moore, our Vice President, Corporate Secretary and Chief Governance Officer, at (612) 678-0106. You may also write to him by email at thomas.r.moore@ampf.com or by mail at 1098 Ameriprise Financial Center, Minneapolis, MN 55474. We'll provide the copies at no cost to you.

Director Independence

Our Board, acting upon the recommendation of its Nominating and Governance Committee, has affirmatively determined that the following directors have no material relationship with the Company and are therefore independent under the corporate governance listing standards of the New York Stock Exchange: Ms. Marshall and Messrs. Knowlton, Lewis, Noddle, Sarles, Sharpe, and Turner.

Our only non-independent director is Mr. Cracchiolo, our chairman and chief executive officer and the only Company officer serving on the Board.

Independence of Committee Members

As required by the rules of the New York Stock Exchange, only independent directors serve on these standing committees of the Board: Audit; Compensation and Benefits; and Nominating and Governance. Members of the Audit Committee also meet the independence standards of Rule 10A-3 of the Securities Exchange Act of 1934, as amended. Members of the Compensation and Benefits Committee also meet the independence standards for "outside directors" under Section 162(m) of the Internal Revenue Code of 1986, as amended and are considered "non-employee directors" under Rule 16b-3 of the Securities Exchange Act of 1934, as amended.

On the Board's Executive Committee, Mr. Cracchiolo serves as the committee's chairman and the chairmen of the three other standing committees serve as the committee's other members. The corporate governance rules of the New York Stock Exchange do not require that all members of the Executive Committee be independent directors.

Categorical Standards of Director Independence

Upon the recommendation of its Nominating and Governance Committee, the Board has approved categorical standards of director independence. These categorical standards: assist the Board in making its independence determinations; provide investors with an adequate means of assessing the quality of the Board's independence; and avoid the excessive disclosure of immaterial relationships. The Board's categorical standards of independence are posted on our Web site on the Corporate Governance page of the "Company Information" section at ir.ameriprise.com. The categorical standards generally classify as "not material:" relationships with our Company arising in the ordinary course of business; relationships with companies of which a director is a shareholder or partnerships of which a director is a partner; contributions made or pledged to charitable organizations with which a director has a relationship; certain familial relationships: and certain social and other relationships. The Nominating and Governance Committee applied the categorical standards of independence when making its recommendations regarding director independence to the Board of Directors. In making these independence recommendations, the Nominating and Governance Committee considered all relationships and transactions between the director and the Company as described in questionnaires completed by each director and in materials provided by management, which may include transactions discussed in this proxy statement and relationships not considered material under the categorical standards of independence approved by the Board.

Committee Charters

The Board's Audit, Compensation and Benefits, and Nominating and Governance Committees each operate under a written charter that is approved by the Board of Directors. Each committee charter satisfies the requirements of the New York Stock Exchange's corporate governance listing standards. Each committee reviews and reassesses the adequacy of its charter at least annually. The committee will recommend any proposed changes to the Board of Directors for consideration and approval. The committee charters are posted on our Web site on the Corporate Governance page of the "Company Information" section at ir.ameriprise.com and additional information about each committee is contained in the sections following this summary.

The Executive Committee also operates under a written charter that is approved by the Board of Directors. The Executive Committee's charter is posted on our Web site at the same location as the other committee charters.

Internal Audit Function

The Company has an internal audit function that is supervised by our general auditor. The Audit Committee reviews the appointment and replacement of the general auditor. The Audit Committee also annually reviews the performance and compensation of the general auditor. The general auditor reports regularly to the Audit Committee, including in executive sessions where he is the only officer present.

Audit Committee Financial Experts

The Board of Directors has determined that William H. Turner, the chairman of the Audit Committee, and H. Jay Sarles are "audit committee financial experts" as that term is defined by the regulations of the Securities and Exchange Commission, or SEC. The Board has also determined that Messrs. Sarles and Turner are financially literate and have accounting or related financial management expertise, as those qualifications are interpreted by the Board in its business judgment. The Board has also determined that each other Audit Committee member is financially literate, as that term is interpreted by the Board in its business judgment.

Executive Sessions of Independent Directors

The independent directors customarily meet in executive session without management present at each regularly scheduled meeting of the Board. The Board may decide, however, that such an executive session is not required at a particular Board meeting.

Presiding Director

The Company's Corporate Governance Guidelines provide that the then serving chairman of the Nominating and Governance Committee shall act as the Board's presiding director, with the following duties: preside over executive sessions of the non-management and independent directors; serve as the principal liaison between the Board and the Company's chairman and chief executive officer on sensitive issues; and preside at meetings of the Board of Directors in the event of the chairman's unavailability. Ms. Marshall currently serves as the Board's presiding director.

 Communications from Shareholders and Other Interested Parties

Shareholders and other interested parties may make their concerns known to the independent directors by communicating directly with the presiding director or another director via the Company's corporate secretary. You can find more information about how to communicate with our independent directors on page 12 of this proxy statement, under the caption "Communicating with Directors."

Our Board's Leadership Structure

Our Board of Directors determines which leadership structure best serves its needs and those of our shareholders. Currently, Mr. Cracchiolo serves as both the chairman of the Board of Directors and the chief executive officer of the Company. Ms. Marshall, the chairman of the Board's Nominating and Governance Committee, currently serves as the Board's presiding director.

Recognizing that the Company's or the Board's circumstances may change, the Board has no policy with respect to the separation of the offices of the chairman and chief executive officer. As stated in our Corporate Governance Guidelines, "The Board believes that this issue is part of the succession planning process, which is overseen by the Compensation and Benefits Committee, and that it is in the best interests of the Company to make a determination when it elects a new chief executive officer."

The Board believes that Mr. Cracchiolo's service as both chairman and chief executive officer has the following advantages for the Company given the specific characteristics or circumstances of the Company: the preparation for board meetings, particularly the format and content of board presentations, is very efficient; there is a single source of leadership and authority for the Board; there is no need to incur additional costs by providing a separate chairman with administrative support and increased compensation; and Mr. Cracchiolo's intimate knowledge of the Company's strategy and day-to-day operations allows him to coordinate Board communications and actions quickly.

The role of the Board's presiding director is an important part of the Board's leadership structure. At other companies, this role may be called a "lead director." Our Corporate Governance Guidelines assign the following duties to the presiding director: preside over executive sessions of non-management and independent directors; serve as principal liaison between the Board's chairman and chief executive officer on sensitive issues; and preside at meetings of the Board of Directors in the event of the chairman's unavailability.

In addition to the presiding director, our Board has adopted a number of procedures and policies designed to preserve the effectiveness of the independent directors and the transparency of Board operations. For example, each Board agenda includes an executive session of the independent directors, although those directors may decide that one is not needed. Any director is free to suggest agenda items, to request additional time for an agenda topic, or to request information from management. The independent directors also have regular access to members of management other than the chief executive officer. In advance of each regular Board meeting, the corporate secretary asks the independent directors to submit any questions or topics that they would like the chairman and chief executive officer to address at the meeting.

Our Board's Role in Risk Oversight

It is the job of our chief executive officer, chief financial officer, general counsel, and other members of our senior management to identify, assess, and manage our exposure to risk. Our Board plays an important role in overseeing management's performance of these functions. The Board of Directors has approved the charter of its Audit Committee, and that charter lists the primary responsibilities of the Audit Committee. Those responsibilities require the Audit Committee to discuss with management, the general auditor, and the independent auditors the Company's enterprise-wide risk assessment and risk management processes, including major risk exposures, risk mitigants, and the design and effectiveness of the Company's processes and controls to prevent and detect fraudulent activity. Some aspect of risk management and oversight is discussed at virtually every Audit Committee meeting. The Audit Committee's charter is posted on our Web site on the Corporate Governance page of the "Company Information" section at ir.ameriprise.com.

As a diversified financial services company, our business is subject to a number of risks and uncertainties, which are described in detail in our Form 10-K for the year ended December 31, 2010, which is included as part of our 2010 Annual Report to Shareholders. The Audit Committee and the Board as a whole receive regular reports from management and our independent auditors on prevailing material risks and the actions being taken to mitigate them. Management also reports to the Audit Committee and the Board on steps being taken to enhance our risk management processes and controls in light of evolving market, business, regulatory, and other conditions. Because four of our seven independent directors serve on the Audit Committee, a majority of the independent directors is closely and regularly involved in the risk oversight function.

Directors who do not serve on the Audit Committee receive copies of the Committee's meeting materials, including draft minutes for each Audit Committee meeting. The chairman of the Audit Committee reports to the entire Board on the Audit Committee's activities and decisions. In addition, each presentation to the Audit Committee or the Board on any significant matter is preceded by an executive summary that includes a section devoted to risk management issues. This section is intended to focus the attention of the Audit Committee and the Board on key risk topics and management's related risk management strategies and processes. As part of its ongoing responsibilities, the Audit Committee reviews and assesses the quality and clarity of the risk management information provided to it and, if necessary, makes recommendations to management for improving this information reporting.

Because we are in a highly regulated industry, the Audit Committee and the Board receive regular reports of examination from our regulators. In part, these reports address risk management topics and, as needed, the Audit Committee and the Board will respond in writing to risk management or other issues raised in the reports. In order to confirm that it is receiving candid and complete information on risk management and other topics, the Audit Committee holds regular separate executive sessions with members of executive management, our independent auditors, and our general auditor.

In response to emerging best practices and regulatory guidelines, the Audit Committee and the Compensation and Benefits Committee have received reports on risks related to our incentive compensation plans across the Company. The committees will continue to receive such reports as needed. These plans cover officers and employees who are not executive officers. We discuss this subject in more detail in the section of the Compensation Discussion and Analysis captioned "Risk and Incentive Compensation" beginning at page 47.

In the preceding section of the proxy statement, we explained our Board's leadership structure. Our chairman and chief executive officer is ultimately responsible for the effectiveness of the Company's risk management processes and is an integral part of our day-to-day risk management processes. He also attends each Audit Committee meeting, except in extraordinary circumstances unrelated to that meeting's agenda. As a result, his ability to lead both management's risk management program and to assist in the Board's oversight of that program improves the effectiveness of both the Board's leadership structure and its oversight of risk.

Consideration of Director Candidates Recommended by Shareholders

The Nominating and Governance Committee will consider director candidates recommended by shareholders, provided that the requirements explained on page 16 under the caption "Director Nomination Process" are satisfied.

 Annual Performance Evaluation Process for the Board and
its Committees

The Nominating and Governance Committee oversees an annual performance evaluation process for the Board of Directors and the Audit, Compensation and Benefits, and Nominating and Governance committees. The process is intended to determine whether the Board and its committees are functioning effectively.

Corporate Governance Guidelines

The Board of Directors has approved Corporate Governance Guidelines. Among other topics, the Corporate Governance Guidelines address: director qualification standards; director responsibilities; director access to management and, as necessary and appropriate, independent advisors; director compensation; director orientation and continuing education; management succession; and the annual performance evaluation of the Board and its committees. The Corporate Governance Guidelines are posted on our Web site on the Corporate Governance page of the "Company Information" section at ir.ameriprise.com.

Codes of Conduct

We have adopted a Code of Conduct to guide ethical business behavior and decision-making. The Code applies to all of our officers, employees, financial advisors, and their employees, and individuals conducting business on behalf of us and our subsidiaries. Following our Code of Conduct and all applicable laws, regulations, and Company policies is a condition of employment or association with the Company.

The Board of Directors has adopted a Code of Business Conduct for Members of the Board of Directors of Ameriprise Financial, Inc. This Code is intended to focus each director on areas of potential conflicts of interest and provide guidance relating to the recognition and handling of ethical issues. The Code also provides mechanisms to report potential conflicts of interest or unethical conduct and is intended to help to foster a culture of openness and accountability.

Both of these Codes are posted on our Web site on the Corporate Governance page of the "Company Information" section at ir.ameriprise.com.

Director Attendance at Annual Meeting of Shareholders

Our Corporate Governance Guidelines state that directors are expected to attend the annual meeting of shareholders. The corporate secretary reminds each director of this policy in writing in advance of each annual meeting of shareholders. At our 2010 annual meeting of shareholders, all of our current directors were in attendance.

Majority Voting for Directors

Our By-Laws provide for majority voting for directors in uncontested elections. The plurality standard will be used in the case of contested elections. We anticipate that the election of directors to be held at the meeting will be uncontested, and therefore the majority voting standard will apply. We have provided additional information about the By-Law provisions governing majority voting for directors beginning on page four of this proxy statement, under the caption "Votes Required for Proposals."

 Director Qualifications and Board Policies

The Board of Directors has determined that directors should be persons who have achieved prominence in their field and who possess significant experience in areas of importance to the Company, such as general management, finance, marketing, technology, law, business or public sector activities.

Directors should possess integrity, energy, forthrightness, analytical skills and the commitment to devote the necessary time and attention to the Company's affairs. Directors should possess a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

The Nominating and Governance Committee will consider whether the candidate has served as the chief executive officer, chief financial officer or other executive officer of a public company with significant policy-making or operational responsibility. The Committee also evaluates a candidate's manifest potential to significantly enhance the effectiveness of the Board and its committees. Experience in an area that is directly relevant to one or more of our business segments is also an important consideration.

The committee considers these specific qualities or skills as being necessary for one or more directors to possess:

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A majority of directors must satisfy the independence standards established by the New York Stock Exchange;

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Enough independent directors must be financially literate and have accounting or related financial management expertise so that the current and anticipated membership needs of the Audit Committee can be satisfied;

•
Directors are expected to possess the skills, experience, and professional background necessary to gain a sound understanding of our strategic vision, mix of businesses, and approach to regulatory relations and enterprise risk management;

•
The Board as a whole must possess a mix and breadth of qualities, skills, and experience that will enable it and its committees to promote the best interests of the Company and its shareholders and to address effectively the risk factors to which the Company is subject.

Independent directors have access to individual members of management or to our employees on a confidential basis. Directors are authorized to conduct independent investigations and to hire outside consultants or experts at our expense. Directors also have access to our records and files, and directors may contact other directors without informing our management of the purpose or even the fact of such contact.

We believe that each director should have a substantial personal investment in the Company. A personal holding of Company shares or deferred share units having a market value of $375,000 upon attainment is recommended for each director. A decrease in the price of a share of our common stock after a director has attained the required ownership threshold will not negate the director's satisfaction of this requirement. Directors are expected to attain this ownership threshold within five years of joining the Board. We disclose the dollar value of each outside director's equity holdings as of December 31, 2010, on page 18.

Board Diversity

Our Board of Directors does not have a formal written policy with regard to the consideration of diversity in identifying director nominees. Our Corporate Governance Guidelines, however, require the Board's Nominating and Governance Committee to review the qualifications of the directors and the composition of the Board as a whole periodically. This assessment includes not only the independence of the directors, but consideration of required minimum qualifications, diversity, age, skills, and experience in the context of the needs of the Board. Our Corporate Governance Guidelines provide that the Board will establish the number of directors based on the recommendations of its Nominating and Governance Committee, which will consider, among other factors: the Board's current and anticipated need for directors with specific qualities, skills, experience or backgrounds; the availability of highly qualified candidates; committee workloads and membership needs; and anticipated director retirements.

Whenever the Nominating and Governance Committee engages a search firm to identify potential director candidates, the committee instructs the firm that diversity considerations are highly important. Similarly, whenever the committee considers candidates identified by other directors or shareholders, the same considerations apply. Because our Board of Directors is relatively small, it may not always be possible to recruit a director who has the skills and experience needed by the Board at that time and who also enhances the diversity of the Board. Nevertheless, considerations of diversity will continue to be important factors in identifying and recruiting new directors.

Communicating with Directors

The Board of Directors has provided a means by which shareholders or other interested parties may send communications to the Board or to individual members of the Board. Such communications, whether by letter, email or telephone, should be directed to the Company's corporate secretary, who will forward them to the intended recipients. However, unsolicited advertisements or invitations to conferences or promotional material, in the discretion of the Company's corporate secretary, may not be forwarded to the directors.

If a shareholder or other interested party wishes to communicate a concern to the chairman of the Audit Committee about our financial statements, accounting practices, internal controls or business ethics or corporate conduct, the concern should be submitted in writing to the Chairman of the Audit Committee in care of our corporate secretary. If the concern relates to our executive compensation program, the concern should be submitted in writing to the chairman of the Compensation and Benefits Committee in care of our corporate secretary. If the concern relates to our governance practices, the concern should be submitted in writing to the chairman of the Nominating and Governance Committee in care of our corporate secretary. If the shareholder or other interested party is unsure as to which category his or her concern relates, he or she may communicate it to any one of the independent directors in care of our corporate secretary. The contact information for the Company's corporate secretary is provided on page one under "General Information."

Our "whistleblower" policy prohibits us or any of our employees from retaliating or taking any adverse action against anyone for raising a compliance or ethical concern in good faith. If a shareholder, employee or other interested party nonetheless prefers to raise his or her concern in a confidential or anonymous manner, the concern may be directed to Ethicspoint®, at (800) 963-6395. This is a confidential, independent service that allows individuals to report compliance or ethical issues and concerns they may have concerning Ameriprise Financial. An Ethicspoint® specialist will forward accounting and auditing issues to our general auditor and our general counsel, who will confirm that the matter is properly investigated and, if deemed appropriate, report the results to the Audit Committee.

Board and Committee Meetings

During 2010, the Board of Directors met six times. All of our directors attended 81% or more of the meetings of the Board and Board committees on which they served in 2010.

 Membership on Board Committees

This table lists our four standing Board committees, the directors who currently serve on them, and the number of committee meetings held in 2010.

Audit	Compensation and Benefits	Executive	Nominating and Governance
Mr. Turner(1)	Mr. Lewis(2)	Mr. Cracchiolo(2)	Ms. Marshall(3)
Mr. Knowlton	Mr. Knowlton	Mr. Lewis	Mr. Lewis
Mr. Sarles(4)	Ms. Marshall	Ms. Marshall	Mr. Noddle
Mr. Sharpe	Mr. Noddle	Mr. Turner	Mr. Sarles
Mr. Sharpe
Number of meetings held in 2010
13	13	1	5
(1)
chairman and audit committee financial expert
(2)
chairman
(3)
chairman and presiding director
(4)
audit committee financial expert

Compensation and Benefits Committee

Under its written charter, the Compensation and Benefits Committee's primary purposes are to: establish the philosophy and objectives that will govern our compensation and benefits programs; oversee and approve the compensation and benefits paid to our chief executive officer and other executive officers; recommend to the Board for approval executive and other compensation and benefits plans and arrangements; and promote the clear and complete disclosure to shareholders of material information regarding the compensation and benefits of our chief executive officer, chief financial officer, and our highest paid executive officers. A copy of the committee's charter is posted on our Web site on the Corporate Governance page of the "Company Information" section at ir.ameriprise.com.

On November 30, 2010, the Board approved amendments to the committee's charter that, among other things, recognized the committee's new oversight responsibility for incentive compensation plans throughout the Company, to the extent and in manner set forth in relevant regulatory guidance or rules. The committee is now also responsible for recommendations to the Board on matters related to nonbinding advisory votes of shareholders on the compensation of the named executive officers and the frequency of those votes. Those are the matters submitted to nonbinding advisory votes in Items 2 and 3 of this proxy statement.

Among other matters, the committee exercises ultimate authority with respect to: the compensation and benefits of our chief executive officer and other executive officers; the approval of grants and awards of equity-based and other incentive awards to our chief executive officer and other executive officers and to employees below the executive officer level; and the engagement, oversight, compensation, and termination of the committee's compensation consultant.

While the Compensation and Benefits Committee oversees our executive compensation program, the Nominating and Governance Committee has the authority to oversee the compensation and benefits of non-management directors and make recommendations on such matters to the Board of Directors for approval. We provide information about the compensation of our outside directors beginning on page 18.

The Compensation and Benefits Committee has the authority under its charter to: retain independent legal or other advisors; ask us to provide the committee with the support of one or more of our officers or employees to assist it in carrying out its duties; and request any of our officers or employees or those of our outside counsel or independent auditors to attend a meeting of the committee or to meet with any members of, or consultants to, the committee.

The committee has the authority to determine the appropriate amount of funding to be provided by us for the payment of the compensation of any compensation consultant or other advisor engaged by the committee and for the payment of any administrative expenses of the committee that are necessary or appropriate in carrying out its duties.

The committee has the authority to delegate its authority to one or more subcommittees, including to the committee chairman, who may act on behalf of the committee during the intervals between meetings. Depending on the nature of the authority being delegated, a subcommittee may have to consist of a minimum of two members due to certain federal securities and tax law requirements.

The committee may also delegate its authority to one or more of our officers or employees to the extent permitted by federal securities and income tax laws, Delaware law, the rules of the New York Stock Exchange or the governing compensation plan document.

The committee has delegated certain administrative authority to our chief human resources officer to promote the efficient and timely administration of our compensation and benefits plans.

The Role of Executive Officers.    Our executive officers play the following roles in recommending the amount or form of executive compensation: preparing committee meeting materials related to the performance of the committee's duties, including total compensation tally sheets and other summaries of executive officers' total compensation; proposing the adoption of new or amended compensation or benefits plans; the chief executive officer will make recommendations to the committee for consideration regarding compensation actions for executive officers other than himself; our chief human resources officer will discuss survey and benchmarking data related to executive compensation and other topics of interest to the committee; and our chief financial officer will discuss and explain the setting and calculation of financial performance goals for certain executive compensation plans. No executive officer has the authority to approve his or her compensation or to make equity-based grants to himself or herself, or to any other executive officer.

The Committee's Independent Compensation Consultant.    The Compensation and Benefits Committee currently uses the firm of Frederic W. Cook & Co., Inc. ("Cook") as its independent compensation consultant. The committee has approved a Compensation Consultant Policy that addresses the following topics: the relationship between the committee and its compensation consultant; the criteria that the committee uses to select its consultant; the consultant's duties; how the committee evaluates its compensation consultant; the standards that the committee will apply in determining whether its consultant is independent of the Company's management; and the related disclosure to be provided to our shareholders. We have posted the committee's Compensation Consultant Policy on our Web site on the Corporate Governance page of the "Company Information" section at ir.ameriprise.com. You can request a copy of the Compensation Consultant Policy by writing to Thomas R. Moore, Vice President, Corporate Secretary and Chief Governance Officer, 1098 Ameriprise Financial Center, Minneapolis, MN 55474. You may also call Mr. Moore at (612) 678-0106 or email him at thomas.r.moore@ampf.com. He will send you a copy of the policy without charge.

Under the committee's charter, the engagement letter between Cook and the committee, and the Compensation Consultant Policy, the committee is responsible for the appointment, oversight, amount of compensation, evaluation, retention, and termination of its compensation consultant. Cook works for and reports directly to the committee, not the Company's management, with respect to executive compensation matters. The committee recognizes that its consultant will necessarily work with representatives of management on executive compensation and other matters within the scope of the committee's responsibilities. When doing so, however, Cook will act as the committee's representative and solely on the committee's behalf.

In its capacity as the committee's consultant, Cook provided the following services, among others: advice and guidance with respect to trends and issues related to executive compensation; assisting the committee in benchmarking competitive compensation, including the composition of a peer group to be used as a market check or reference point in reviewing proxy compensation data; assisting the committee in developing an executive compensation philosophy and program suited to our business strategy and goals; and preparing reports and analyses for the committee's meeting materials. One or more representatives of Cook attend committee meetings as needed.

At a committee meeting held on February 23, 2011, the committee considered whether Cook continues to be independent of the Company's management, in light of the five independence standards established in the policy. The lead representative of Cook assigned to the committee engagement has certified in writing to the committee that Cook satisfies all five of the independence standards: Cook did not provide the Company with any products and services unrelated to the consultant's engagement with the committee; all products and services provided by Cook to the committee have been provided in the ordinary course of business and on substantially the same terms and conditions, including fees and charges, as would be available to similarly situated parties; Cook has not provided products or services to any executive officer of Ameriprise Financial as an individual client of the firm; the firm's representatives assigned to the engagement are not an "immediate family member", as defined in the policy, of any committee member or any executive officer of Ameriprise Financial; and the firm's representatives are not former employees of Ameriprise Financial or any of its affiliates.

The committee will evaluate Cook's performance later in 2011.

Reporting to the Board.    The committee chairman reports to the entire Board regarding each committee meeting. When appropriate these reports and related discussion are conducted in executive session, without management present. Before the committee takes final action with respect to compensation actions affecting the chief executive officer, it first discusses its proposed actions with the other independent directors, without management present.

Management discusses the proposed agenda for each committee meeting with the committee chairman in advance and it is reviewed with the other committee members in advance as well. The committee has adopted a policy of including an executive session on the agenda of each committee meeting. The committee members may decide, however, that an executive session is unnecessary at a particular meeting. This executive session is held without management present. The committee chairman has the authority to add or delete items from any proposed agenda, and to call special meetings of the committee at any time.

Compensation Committee Interlocks and Insider Participation.    The Compensation and Benefits Committee members include Warren D. Knowlton, W. Walker Lewis, chairman, Siri S. Marshall, Jeffrey Noddle, and Robert F. Sharpe, Jr. None of the members is a former or current officer or employee of the Company or any of its subsidiaries, or is an executive officer of another company where an executive officer of Ameriprise Financial is a director.

Nominating and Governance Committee

The Nominating and Governance Committee operates under a written charter that is posted on our Web site on the Corporate Governance page of the "Company Information" section at ir.ameriprise.com. The committee's purposes are to: assume a leadership role in shaping the corporate governance of the

Company; promote the effective functioning of the Board and its committees; advance the best interests of the Company and its shareholders through the implementation, oversight, and disclosure of sound corporate governance guidelines and practices; periodically review the compensation of outside directors and recommend changes to the Board for approval; and promote the clear and complete disclosure to shareholders of material information regarding the compensation and benefits of the Company's outside directors.

The committee has adopted a policy of including an executive session attended by committee members only on the agenda of each committee meeting. The committee members may decide, however, that an executive session is unnecessary at a particular meeting.

Director Nomination Process.    The Nominating and Governance Committee considers and recommends candidates for election or appointment to the Board. The committee also considers candidates for election to the Board submitted by shareholders. Each member of the committee participates in the review and discussion of director candidates. In addition, members of the Board of Directors who are not on the committee may meet with and evaluate the suitability of candidates. In making its selections of candidates to recommend for election or appointment, the committee will apply the standards and criteria set forth under the caption "Director Qualifications and Board Policies" beginning on page 11 of this proxy statement. The committee applies the same standards in considering candidates submitted by shareholders as it does in evaluating candidates submitted by members of the Board of Directors.

Shareholders who wish to submit nominees for election at an annual or special meeting of shareholders must follow the procedures described on page 76. Shareholders who wish to submit a candidate for consideration by the Nominating and Governance Committee may do so by sending the candidate's name and supporting information to Thomas R. Moore, Vice President, Corporate Secretary and Chief Governance Officer, at the address shown on page one under "General Information."

Audit Committee

The responsibilities of the Audit Committee are described in the Audit Committee charter and in the following required Audit Committee Report. A copy of the committee's charter is posted on our Web site on the Corporate Governance page of the "Company Information" section at ir.ameriprise.com. The committee's purposes are to provide assistance to the Board of Directors by: monitoring the integrity of the consolidated financial statements of the Company; monitoring compliance by the Company with legal and regulatory requirements and the Company's Code of Conduct; evaluating and monitoring the independent auditors' qualifications and independence; evaluating and monitoring the performance of the Company's internal audit function and independent auditors, with respect to the parent company and its subsidiaries; and addressing the finance and risk management matters specified in its charter.

The committee has adopted a policy of including executive sessions on the agenda of each committee meeting. Such executive sessions may include committee members only, or may include separate executive sessions between the committee members and the general auditor, representatives of our independent auditors, or representatives of management, including our chief executive officer, chief financial officer, and general counsel. The committee members may decide, however, that executive sessions are not required at a particular meeting.

Audit Committee Financial Experts.    The Board has determined that Mr. Turner and Mr. Sarles are "audit committee financial experts" as defined by the Securities and Exchange Commission regulations and that they have accounting or related financial management expertise, as the Board interpreted such qualification in its business judgment. The Board has also determined that each Audit Committee member is financially literate, as that term is interpreted by the Board in its business judgment.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee's job is one of oversight as set forth in its charter. It is not the duty of the Audit Committee to prepare the Company's consolidated financial statements, to plan or conduct audits or investigations, or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The Company's management is responsible for preparing the Company's consolidated financial statements and for establishing and maintaining effective internal control over financial reporting. The Company's management is also responsible for its assessment of the effectiveness of internal control over financial reporting. The independent registered public accountants are responsible for the audit of the Company's consolidated financial statements and the audit of the effectiveness of the Company's internal control over financial reporting. In addition, the independent registered public accountants are responsible for the audit of management's assessment of the effectiveness of internal control over financial reporting.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent registered public accountants the Company's audited financial statements. The Audit Committee also has discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61 relating to communication with audit committees. In addition, the Audit Committee has received the written disclosures and the letter from its independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants' communications with the Audit Committee concerning independence and has discussed with the independent accountants its independence.

The Audit Committee discussed with the Company's general auditor and independent registered public accountants the overall scope and plans for their respective audits. The Audit Committee meets with the general auditor and independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. In addition, the Audit Committee meets with the chief executive officer and chief financial officer of the Company to discuss the Company's control environment and the overall quality of the Company's financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Company's audited financial statements be included in the Company's 2010 Annual Report to Shareholders and, for filing with the Securities and Exchange Commission, the Company's Annual Report on Form 10-K for the year ended December 31, 2010.

MEMBERS OF THE AUDIT COMMITTEE:

William H. Turner, Chairman
Warren D. Knowlton
H. Jay Sarles
Robert F. Sharpe, Jr.

COMPENSATION OF DIRECTORS

Our compensation philosophy for outside directors.    We compete with other companies for executive talent, as we explain in the Compensation Discussion and Analysis later in this proxy statement. We must also compete with them for persons with the ability, integrity, experience, and judgment required to serve on the board of a public company. We need to attract and retain directors who meet the high qualification standards set by our Board of Directors. In order to do so, we must offer a compensation package that is both competitive and fair in view of the significant time commitment and responsibilities that come with a director's job. Only outside directors receive compensation for serving on our Board. Mr. Cracchiolo does not receive any additional compensation for his service as a director.

We believe that our outside directors should have a substantial personal financial stake in the Company.    Accordingly, a significant portion of our directors compensation package is equity based. Also, a director is expected to have an equity holding in the Company with a market value of at least $375,000 upon attainment. A decrease in the price of a share of our common stock after a director has attained the required ownership threshold will not negate the director's satisfaction of this requirement. A director must reach this goal within five years of joining our Board. Shares of our common stock and deferred share units both count toward this goal. Using a December 31, 2010, closing price of $57.55 for a share of our common stock, the value of the common stock and deferred share units beneficially held by our outside directors on that date is as follows, rounded to the nearest dollar: Ms. Marshall ($849,496); and Messrs. Knowlton ($992,680); Lewis ($929,778); Noddle ($1,592,696); Sarles ($1,396,739); Sharpe ($2,372,211); and Turner ($1,056,100).

How and why our outside directors' compensation was determined.    The Board's Nominating and Governance Committee is responsible under its charter for overseeing the compensation and benefits paid to our outside directors. The committee will periodically review the appropriateness of the outside directors' compensation package.

The committee will discuss with an independent consultant any proposed changes to the compensation of outside directors. The committee will then recommend to the Board that it approve such changes as the committee believes are reasonable and appropriate, based on the consultant's report and findings. If the Board approves the committee's recommendations, the new compensation package will become effective as of a date set by the Board.

The outside directors' current compensation program as approved by the Board.    The Board has approved the current outside directors' compensation program as recommended by the Nominating and Governance Committee. The committee based its recommendations on a report prepared by its then serving independent compensation consultant. On November 20, 2009, the Board of Directors approved the recommendation of its Nominating and Governance Committee to increase Mr. Turner's annual retainer as Audit committee chairman from $20,000 to $40,000, to be effective January 1, 2010. The Board believed that the increase was merited due to the increased responsibilities of the Audit Committee chairman related to the audit and other functions of certain of the Company's subsidiaries.

The following chart summarizes the current compensation program for our outside directors. As you will note, we do not pay meeting fees or grant stock options or restricted stock to our outside directors.

Outside Directors Compensation Program for 2010
Annual Cash Retainer	$80,000
Annual Equity Retainer	$100,000 in the form of Deferred Share Units
Board Meeting Fees	No board meeting fees
Committee Meeting Fees	No committee meeting fees
Committee Member Annual Retainer
Committee members receive an annual retainer as follows: Audit Committee—$15,000; Compensation and Benefits Committee—$10,000; and Nominating and Governance Committee—$10,000. There is no committee member retainer for the members of the Executive Committee.
Committee Chairman Annual Retainer
Committee chairmen receive an annual retainer in addition to the committee member retainer, as follows: Audit Committee chairman—$40,000 ($55,000 total committee retainer); Compensation and Benefits Committee chairman—$10,000 ($20,000 total committee retainer); and the Nominating and Governance Committee chairman—$10,000 ($20,000 total committee retainer)
Charitable Matching Gift Program	Up to $2,000 annually

Perquisites and personal benefits.    Our outside directors receive occasional perquisites or personal benefits of reasonable value, such as: commemorative items in connection with their Board service; welcoming gifts at the hotel where they stay during Board meetings or events; holiday gifts; and recreational or other services and amenities when attending an off-site Board long-range planning meeting. If any gifts or other items given on or after January 1, 2009, are taxable to our directors, we do not provide them with a tax gross-up amount.

We pay for or reimburse our outside directors for their reasonable travel, lodging, food, and other expenses related to their attendance at Board, committee, or annual shareholder meetings. Our outside directors may use our corporate aircraft for Board-related travel, subject to the aircraft's availability and other restrictions. In extraordinary or unusual circumstances, such as a family emergency, we may make our corporate aircraft available to our outside directors on an exception basis.

Our outside directors are eligible to participate in our charitable gift matching program on the same basis as our employees. We will match a director's personal contributions to one or more qualifying charitable organizations subject to an annual aggregate limit, which is currently $2,000. Directors' requests for matching gifts are processed by the same outside vendor that we use for employee matching gift requests.

Other assistance and payments.    As is true at many other public companies, our in-house counsel and other employees, as well as outside counsel, assist our outside directors in satisfying their legal reporting obligations under Section 16(a) of the Securities Exchange Act of 1934, as amended. We pay for the fees and expenses related to the preparation and filing of Securities and Exchange Commission Forms 3, 4, and 5 for our outside directors, but only for transactions in our equity securities.

A director's Section 16(a) reporting obligations for transactions in our equity securities are imposed solely due to his or her service on our Board. Therefore, we do not consider such assistance and related payments to be perquisites or personal benefits. Nevertheless, we have provided this information to you in the interests of full and transparent disclosure.

Compensation paid to our outside directors during 2010.    The table below shows the total compensation paid to our outside directors during 2010. The chart also discloses other payments, such as deemed dividends on deferred share units and the amount of charitable matching gifts we made for a director.

2010 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
Warren D. Knowlton	$105,000	$100,000	$9,969	$214,969
W. Walker Lewis	110,000	100,000	9,672	219,672
Siri S. Marshall	110,000	100,000	11,672	221,672
Jeffrey Noddle	105,000	100,000	20,174	225,174
H. Jay Sarles	105,000	100,000	11,672	216,672
Robert F. Sharpe, Jr.	105,000	100,000	17,287	222,287
William H. Turner	135,000	100,000	11,672	246,672
(1)
Warren D. Knowlton, Jeffrey Noddle, and Robert F. Sharpe, Jr. elected to defer 100% of their cash retainers for 2010 under the Ameriprise Deferred Compensation Plan for Outside Directors. In lieu of cash Messrs. Knowlton, Noddle, and Sharpe received an aggregate total of deferred share units in each of their deferred compensation accounts as follows: Messrs. Knowlton (1,191), Noddle (2,381), and Sharpe (2,381). Mr. Knowlton received a lower number of deferred share units because he elected to invest 50% of his deferred compensation in deferred share units and the rest in the cash account. That number does not include deemed dividends on those units that were reinvested in additional deferred share units.

(2)
The dollar amounts in this column show the grant date fair value of the annual grant of deferred share units. The number of deferred share units credited to a director's account is calculated as follows: The dollar value to be received by the director is divided by the average value of a share of our common stock for the five trading days immediately preceding the fifth trading day following the first quarter earnings release date.

(3)
The dollar amount shown in this column is the total of: deemed dividends credited during 2010 to a director's plan account and reinvested in additional deferred share units; and charitable matching gifts we made during 2010 to one or more charitable organizations on behalf of the director. The aggregate incremental cost of perquisites and personal benefits is less than $10,000 for each director. As a result, the Securities and Exchange Commission does not require us to disclose those costs. All deemed dividends were credited at the same rate as the dividends paid to holders of shares of our common stock.

  For your convenience, we've broken out the two components of "All Other Compensation" in the chart below. Dollar amounts in each component have been rounded to the nearest dollar.

Name	Deemed Dividends	Charitable Matching Gifts
Warren D. Knowlton	$7,969	$2,000
W. Walker Lewis	9,672	0
Siri S. Marshall	9,672	2,000
Jeffrey Noddle	18,174	2,000
H. Jay Sarles	9,672	2,000
Robert F. Sharpe, Jr.	15,287	2,000
William H. Turner	9,672	2,000

Components of cash compensation earned or paid in cash during 2010.    The following table breaks out the elements of the cash compensation shown in the 2010 Director Compensation Table, in the column captioned "Fees Earned or Paid in Cash."

2010 CASH RETAINERS PAID

Name	Annual Retainer	Committee Chairman Retainer	Committee Member Retainer	Total
Warren D. Knowlton	$80,000		$25,000	$105,000
W. Walker Lewis	80,000	$10,000	20,000	110,000
Siri S. Marshall	80,000	10,000	20,000	110,000
Jeffrey Noddle	80,000		25,000	105,000
H. Jay Sarles	80,000		25,000	105,000
Robert F. Sharpe, Jr.	80,000		25,000	105,000
William H. Turner	80,000	40,000	15,000	135,000

Deferred Share Plan for Outside Directors.    All of our outside directors participate in the Ameriprise Financial Deferred Share Plan for Outside Directors. Each outside director receives an annual grant of deferred share units immediately following the annual meeting of shareholders. A deferred share unit is a phantom share of our common stock that tracks the value of our common stock. A deferred share unit receives deemed dividends in the same amount paid on a share of our common stock, but it has no voting rights. Outside directors may also choose to defer part or all of their annual cash retainer and any committee chairman's retainer under the plan. This deferral feature is voluntary and during 2010 two of our directors, Messrs. Noddle and Sharpe, elected to defer 100% of their cash retainers into deferred share units; Mr. Knowlton elected to defer 50% of his cash retainer into deferred share units and the rest into the cash account.

OUTSIDE DIRECTORS DEFERRED SHARE PLAN

FEATURE	ANNUAL GRANT		ELECTIVE RETAINER DEFERRAL
Amount	•	$100,000	•	Before the beginning of each calendar year, a director may elect to defer up to 100% of the annual cash retainer and any committee chairman or member retainer, in 25% increments
	•
		Outside directors whose first term is less than one year long will receive a pro-rata grant based on their length of service between their appointment to the Board and the next annual meeting of shareholders
Investment Options	•	Only investment option is Ameriprise deferred share units, credited to a separate annual equity grant deferred share unit account	•
				Director may choose to invest deferred amounts in one or both of these options: Ameriprise deferred share units or a cash account that receives a market rate of interest, credited on the last day of each month

FEATURE	ANNUAL GRANT		ELECTIVE RETAINER DEFERRAL
Number of Deferred Share Units Credited	•	The number of deferred share units is determined by dividing the dollar amount awarded by the average closing price of a share of our common stock for the five trading days following the date of our annual shareholders meeting, or the five trading days following the appointment date of a director who joins the Board after the date of the most recent annual meeting	•	The number of units credited is determined by dividing the quarterly deferral amount by the average closing price of a share of our common stock for the five trading days following the public release of our earnings results for the immediately preceding quarter
Dividend Equivalent Reinvestment	•	Account is credited with additional deferred share units on each dividend payment date for our common stock	•	Deemed dividends on deferred share units are reinvested in the same manner used for the annual equity grant account
•
Number of additional units is calculated by first multiplying the number of units held on the dividend record date by the dividend payable on a share of our common stock; that number is then divided by the average of the high and low prices of a share of our common stock on the dividend payment date
Distribution	•	Single payment in shares of our common stock following the director's end of service	•
A director makes a distribution election at the same time he or she makes a deferral election, and that election applies to that year's deferrals. A director makes a new distribution election each year. A director has three distribution choices:
• Lump sum on March 31 of a specified year
• Lump sum following the director's end of service
• Up to five annual installments following the director's end of service
Change in Control	•	Upon a change in control, the entire account will be distributed in shares of our common stock.	•	Upon a change in control, all amounts held in either account will be distributed as explained immediately above.

Deferred share units issued to outside directors in 2010.    The table below shows the number of deferred share units issued to outside directors during 2010. In order to simplify the presentation, we have rounded the numbers shown to the nearest unit. During 2010, directors' accounts were credited with deemed dividends on the deferred share units. These deemed dividends were reinvested in additional deferred share units at the same rate as those paid on a share of the Company's common stock.

	DSU Balances as of December 31, 2009			DSU Credited During 2010				DSU Balances as of December 31, 2010
Name	Annual Equity Grant	Retainer Deferral	Total DSUs†	Annual Equity Grant	Reinvested Deemed Dividends	Retainer Deferral	Total DSUs	Annual Equity Grant	Retainer Deferral	Total DSUs††
Warren D. Knowlton	8,786	0	8,786	2,088	184	1,191	3,463	11,046	1,203	12,249
W. Walker Lewis	11,948	0	11,948	2,088	225	0	2,313	14,261	0	14,261
Siri S. Marshall	11,948	0	11,948	2,088	225	0	2,313	14,261	0	14,261
Jeffrey Noddle	11,948	10,336	22,284	2,088	422	2,381	4,891	14,261	12,914	27,175
H. Jay Sarles	11,948	0	11,948	2,088	225	0	2,313	14,261	0	14,261
Robert F. Sharpe, Jr.	11,948	6,298	18,246	2,088	355	2,381	4,824	14,261	8,809	23,070
William H. Turner	11,948	0	11,948	2,088	225	0	2,313	14,261	0	14,261
†
Includes 2009 deemed dividends reinvested in additional Deferred Share Units

††
Includes 2010 deemed dividends reinvested in additional Deferred Share Units

OWNERSHIP OF OUR COMMON SHARES

The table below shows how many Ameriprise common shares certain individuals and entities beneficially owned on February 28, 2011. These individuals and entities include: (1) owners of more than 5% of our outstanding common shares; (2) our current directors; (3) the five executive officers named in the compensation tables included in subsequent sections of this proxy statement; and (4) all current directors and executive officers as a group. A person has beneficial ownership over shares if the person has or shares voting or investment power over the shares or the right to acquire such power within 60 days of February 28, 2011. Investment power means the power to direct the sale or other disposition of the shares. Each person has sole voting and investment power over the shares, except as we describe below.

The column captioned "Deferred Share Units" shows DSUs owned by non-management directors through the Outside Directors Deferred Share Plan and phantom units owned by the executive officers under the Company's Supplemental Retirement Plan. The information in this column is not required by the rules of the Securities and Exchange Commission because these units carry no voting rights and will be settled in shares of common stock that the recipient does not have the right to acquire within 60 days of February 28, 2011. Nevertheless, we believe that this information provides a more complete picture of the financial stake that our directors and executive officers have in the Company.

Name	Number of Shares Owned(4)(5)		Right to Acquire(6)	Percent of Class(%)	Deferred Share Units
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	17,343,944	(1)	—	7.04%	—
Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	16,242,643	(2)	—	6.59%	—
Warren D. Knowlton	5,000		—	*	12,249
W. Walker Lewis	1,895		—	*	14,261
Siri S. Marshall	500		—	*	14,261
Jeffrey Noddle	500		—	*	27,175
H. Jay Sarles	10,009	(7)	—	*	14,261
Robert F. Sharpe, Jr.	18,150	(8)	—	*	23,070
William H. Turner	4,090	(9)	—	*	14,261
James M. Cracchiolo	239,139		3,412,745	1.5%	87,028
Walter S. Berman	34,334		653,572	*	27,580
William F. Truscott	91,157		511,855	*	19,738
Glen Salow	87,313		1,127,486	*	130
Donald E. Froude	44,295		100,747	*	28,642
All current directors and executive officers (19 individuals)	705,905		4,798,774	2.2%	336,078
*
Less than 1%.

(1)
Based on information contained in a report on Schedule 13G filed with the Securities and Exchange Commission on February 3, 2011, by BlackRock, Inc., which contained information as of December 31, 2010.

(2)
Based on information contained in a report on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2011, by Wellington Management Company, LLP (Wellington). As of December 31, 2010, Wellington reported shared dispositive power over 16,242,643 shares and shared voting power over 9,752,182 shares of our outstanding common shares.

(4)
This column includes shares held in employee benefit plan accounts on February 28, 2011, as follows:

Name	Number of Shares in Plan Accounts
James M. Cracchiolo	1,319
Walter S. Berman	279
William F. Truscott	236
Glen Salow	303
Donald E. Froude	2,404
All executive officers	10,491
(5)
Certain executive officers hold restricted shares that we include in this column. The executive may vote the restricted shares, but may not sell or transfer them during the restricted period. These restrictions lapse over a period of years. The individuals in the table hold the following number of restricted shares:

Name	Number of Restricted Shares
James M. Cracchiolo	83,163
Walter S. Berman	24,841
William F. Truscott	28,941
Glen Salow	18,332
Donald E. Froude	29,149
All executive officers	238,586
(6)
These are shares that the named individuals have the right to acquire within 60 days of February 28, 2011, upon the exercise of stock options that they hold.

(7)
Shares are held indirectly in the H. Jay Sarles Revocable Trust.

(8)
Includes 13,500 shares held in the Robert F. Sharpe, Sr. Credit Shelter Trust, 1,650 held in the Audrey R. Sharpe Trust, and 3,000 shares held in an Individual Retirement Account.

(9)
Includes 80 shares held indirectly in the William H. Turner Individual Retirement Account and 10 shares held in the Turner Family Foundation.

ITEMS TO BE VOTED ON BY SHAREHOLDERS

ITEM 1—ELECTION OF DIRECTORS

Our Board of Directors currently has eight members divided into three classes of nearly equal size. The members of each class are elected to serve a term of office for each class as described below. If, during the year, a director resigns or retires, the Board of Directors, upon the recommendation from the Nominating and Governance Committee, may appoint another director as a replacement. The Board may add new members during the year based on a number of factors, such as the size of the Board and the Board's desire to add fresh perspectives or expertise.

At this year's annual meeting, the terms of our Class III directors will expire. Our By-Laws and the corporate governance listing standards of the New York Stock Exchange require that the three classes of directors be as nearly equal in number as possible and that a majority of directors be elected at least once every two years. At our 2010 annual meeting of shareholders, our shareholders approved an amendment to Article V of the Company's Certificate of Incorporation that provides for the elimination of the Company's classified board structure effective as of the 2013 annual meeting of shareholders. Accordingly, the directors elected at this annual meeting of shareholders will be elected for a two-year term ending at the 2013 annual meeting. The declassification of our Board is being implemented as follows:

Annual Meeting Year	Length of Term for Directors Elected	Year that Term Would Expire
2010	Three Years	2013
2011	Two Years	2013
2012	One Year	2013
2013 and thereafter	Annual Election	Succeeding Year

The Board has appointed Walter S. Berman, John C. Junek, and Thomas R. Moore as proxies who will vote your shares on your behalf. Their names appear on the proxy card. Proxies will be voted FOR the election of each of the three nominees unless you indicate on the proxy card or voting instructions that you vote "Against", or "Abstain" from voting with respect to, any or all of the nominees. The telephone and Internet proxy submission procedures will include instructions on how to abstain from voting with respect to any or all nominees. We expect that each nominee will be able to serve if elected as a director. However, if any nominee is not able to serve, the persons named as proxies may vote for another person nominated by the Nominating and Governance Committee. Alternatively, the Board of Directors, at its option, may reduce the number of directors constituting Class III directors.

We currently expect that the election of directors will be uncontested and therefore the nominees for director will be subject to a majority voting standard, as explained in more detail on page four.

The Board of Directors recommends a vote FOR the election of the three director nominees. Proxies will be voted FOR the election of the all nominees unless otherwise specified.

The nominees for election as director and the directors whose terms of office will continue after the meeting have provided the following information about themselves.

The Securities and Exchange Commission's rules require us to discuss briefly the specific experience, qualifications, attributes or skills that led the Board to conclude that each director or nominee for director should serve on our Board of Directors. We've provided this discussion in a separate paragraph immediately below the biographical information provided by each director in the following section.

All of our directors possess the minimum qualities and skills described in the section of the proxy statement captioned "Director Qualifications and Board Policies", beginning on page 11. In addition, one or more of our directors possess the specific qualities or skills considered necessary by the Nominating and Governance Committee, also described in that section.

As you read the disclosures, please keep these points in mind. First, if a specific qualification, attribute or skill is ascribed to one or more directors, that doesn't necessarily imply that other directors don't possess that qualification, attribute or skill. Second, this disclosure does not impose on the director any duties, obligations or liability that are greater than the duties, obligations, and liability imposed on each member of the Board of Directors. Third, the disclosure does not affect the duties, obligations, or liability of any other member of the Board of Directors.

Because the discussion of the specific experience, qualifications, attributes or skills of a director is to be made each year in light of the Company's business and structure at that time, the content of this discussion may change for one or more directors in future years.

CLASS III DIRECTORS—NOMINEES FOR TERMS ENDING IN 2013

W. Walker Lewis: Age 66, director since September 30, 2005. Mr. Lewis serves as chairman of Devon Value Advisers, a financial consulting and investment banking firm that he founded in 1997. Prior to that, Mr. Lewis was a senior advisor at Dillon Read and served as a managing director of Kidder Peabody, where he was a member of the firm's management committee. From 1991 to 1993, Mr. Lewis was president of Avon Products Incorporated, North America and a member of the Office of the Chairman of Avon Incorporated. For over twenty years, from 1970 to 1991, Mr. Lewis was a strategic management consultant at Boston Consulting, as Founding Chairman of Strategic Planning Associates, and as Chairman of Mercer Management Consulting, a division of Marsh and McLennan. In his management consulting practice Mr. Lewis consulted to a number of money center banks, large life and casualty insurers, and money management companies. Mr. Lewis has served on twenty public company boards (Owens Corning, Scientific Games, American Management Systems, etc.), and private company boards (Mrs. Fields, Applied Predictive Technologies, etc.) and has participated in a number of public and private company transactions as a financial adviser, consultant, and board member.

Mr. Lewis has many years of experience in financial and management consulting, investment banking, and board service at a number of other public and private companies. In these capacities, he has participated in a number of public and private company transactions. As a result, he contributes to the Board's understanding of executive compensation issues, merger and acquisition activity, investor relations, and long-range planning. His experience in investment banking has been particularly useful when the Board considers its capital and liquidity needs and potential acquisitions.

Siri S. Marshall: Age 62, director since September 30, 2005. Ms. Marshall is the former senior vice president, general counsel and secretary and chief governance and compliance officer at General, Mills, Inc., having retired from those positions as of January 1, 2008. Prior to joining General Mills in 1994, Ms. Marshall was senior vice president, general counsel and secretary of Avon Products, Inc. Ms. Marshall is also a director of Equifax, Inc., Alphatec Holdings, Inc., BioHorizons, Inc. and the Yale Center for the Study of Corporate Law, a Distinguished Advisor to the Straus Institute of Dispute Resolution, and a Trustee of the Minneapolis Institute of Arts. She has served as a director of NovaCare, Inc., Jafra Cosmetics International, Snack Ventures Europe and the American Arbitration Association. She has also served as a member of The New York Stock Exchange Legal Advisory Committee. Ms. Marshall was the recipient of the Sandra Day O'Connor Board Excellence Award in 2011.

Ms. Marshall is an attorney-at-law and former general counsel, chief governance officer, and compliance officer at a Fortune 500 company. As a result, she is very familiar with the broad range of executive leadership issues at large public companies, and in particular, legal, regulatory, and corporate governance challenges. Through her service on the boards of other companies and participation in panel discussions at conferences for directors and attorneys, she keeps the Board informed on current trends in corporate governance, the approaches taken by other companies to shareholder concerns, and emerging board practices. She has also offered insights into communications with institutional shareholders, proxy advisory firms, and the Board's responses to shareholder proposals and concerns.

William H. Turner: Age 70, director since September 30, 2005. Mr. Turner is the Chairman of International College and a senior advisor with Opera Solutions, LLC. Previously, he was the dean of Montclair State University until January 1, 2010, the founding dean of the College of Business at Stony Brook University, and a senior partner at Summus Limited. Prior to that, Mr. Turner was president and chief executive officer of PNC Bank, New Jersey from 1997 to 2000 and chairman of PNC Bank, N.A., New Jersey and Northeast Region from 2000 until his retirement in 2002. Before joining PNC, Mr. Turner was president and co-chief executive officer at Franklin Electronic Publishers, Inc. and vice chairman of Chemical Banking Corporation, which merged with The Chase Manhattan Corporation in 1995. Mr. Turner is currently a member of the boards of directors of Standard Motor Products, Inc. and Volt Information Sciences, Inc. Previously, Mr. Turner had served as director of Franklin Electronic Publishers, Inc. and New Jersey Resources, Inc.

Mr. Turner enjoyed a long career in the financial services industry, particularly in the retail banking sector. Originally trained as a credit officer, he has held a variety of senior banking positions. As a result, he is very familiar with the types of products and services that we offer to our clients and the importance of close cooperation with our regulators. He works closely with our chief financial officer, general auditor, and independent public accountants on a wide range of issues related to financial reporting and disclosure, risk management, regulatory compliance, balance sheet management, and internal controls. Mr. Turner has proven especially helpful in providing guidance and advice to our subsidiary Ameriprise Bank, FSB and the Audit Committee of another subsidiary, Threadneedle Asset Management Holdings Sarl. Mr. Turner's service on other boards and his past leadership roles in the academic world allow him to bring a wide range of experience and new insights to his service on our Board.

CLASS I DIRECTORS—TERMS ENDING IN 2012

Warren D. Knowlton: Age 64, director since September 28, 2006. Mr. Knowlton is the former chairman of Graham Packaging Company, L.P., a leading international supplier of plastic food and beverage containers, having served in that position from 2008 until he resigned as of January 1, 2010. Formerly, Mr. Knowlton served as chairman and chief executive officer of Graham Packaging Company, L.P. from December 2006 to December 2008. Prior to joining Graham Packaging Company, L.P., Mr. Knowlton was the chief executive officer and board member of The Morgan Crucible Company plc, a U.K.-based engineered specialty materials company with global operations. Prior to joining The Morgan Crucible Company plc, he held senior leadership positions with Pilkington plc and Owens Corning in both the U.S. and international markets. Mr. Knowlton resigned from his position as director of Smith & Nephew in 2010, having served on its board since 2000.

Mr. Knowlton's experience as the chairman and chief executive officer of a multinational company has enabled him to advise the Board and management on long-range and business planning, executive compensation programs, and trends in client needs. Mr. Knowlton is also the only director who is a certified financial planner, which gives him a unique insight into our integrated business model. He continues to travel globally for business purposes, and has lived outside the United States and run two multi-national companies. Therefore, he can provide a comparative view of how companies in other countries, particularly the United Kingdom, address corporate governance and compensation issues.

Jeffrey Noddle: Age 64, director since September 20, 2005. Mr. Noddle served as chairman of the board of directors of SUPERVALU INC. from 2002 until he retired in 2010. Previously, Mr. Noddle also served as chief executive officer of SUPERVALU since 2001. Prior to that time, Mr. Noddle held a number of other leadership positions at SUPERVALU, including president and chief operating officer from 2000-2001, corporate executive vice president and president and chief operating officer of SUPERVALU's distribution food companies, corporate vice president—merchandising and president of the company's Fargo and former Miami divisions. Mr. Noddle is the immediate past chairman of the board of directors of The Food Marketing Institute. In addition, he serves as a member of the boards of directors of Donaldson Company, Inc., The Food Industry Center at the University of Minnesota, the Carlson School of Management at the University of Minnesota.

Mr. Noddle's service as the chairman and chief executive officer of a Fortune 500 company provided him with valuable experience in a number of areas that are important to the Company, including: mergers and acquisitions, including integration planning and execution; shareholder relations and communications; current corporate governance issues; executive officer succession planning; balance sheet management; financial reporting; and long-range planning. He also has contributed to the Board's knowledge of the director recruitment process as it continues to review the current composition and needs of the Board.

Robert F. Sharpe, Jr.: Age 58, director since September 30, 2005. Since November 2010, Mr. Sharpe serves as a senior advisor to ConAgra Foods, Inc. Previously, he had served in a variety of senior positions with ConAgra since November 2005, including President of Commercial Foods since 2008 and Chief Administration Officer since 2009. From 2002 until joining ConAgra, Mr. Sharpe was a partner at the Brunswick Group LLC, an international financial public relations firm. Prior to that, he served as senior vice president—public affairs, secretary and general counsel for PepsiCo, Inc. from 1998 to 2002. Previously, Mr. Sharpe was senior vice president and general counsel for RJR Nabisco, Inc.

Mr. Sharpe, who is an attorney-at-law, has been responsible for a wide range of functions as an executive officer and general counsel of Fortune 500 companies. His day-to-day experience with the current financial, legal, regulatory, and operational issues facing public companies has been valuable to the Board. Mr. Sharpe has shared fresh approaches to executive compensation programs with the Board and has advised it on communications with our institutional shareholders. In addition, he has a sound understanding of risk management, financial reporting and disclosure, and corporate governance issues.

CLASS II DIRECTORS—TERMS ENDING IN 2013

James M. Cracchiolo: Age 52, Chairman and Chief Executive Officer of the Company since September 30, 2005. Mr. Cracchiolo has been chairman and chief executive officer of Ameriprise Financial, Inc. since September 30, 2005, when American Express Financial Corporation completed its spin-off from American Express Company. Prior to that, Mr. Cracchiolo was chairman and chief executive officer of American Express Financial Corporation, since March 2001, president and chief executive officer of American Express Financial Corporation since November 2000, and group president, global financial services of American Express since June 2000. He served as chairman of American Express Bank Ltd. from September 2000 until April 2005 and served as president and chief executive officer of Travel Related Services International from May 1998 through July 2003. Mr. Cracchiolo joined American Express in 1982. He is also on the board of advisors of the March of Dimes and previously had served on the board of Tech Data Corporation.

Mr. Cracchiolo has nearly 30 years of experience in the financial services industry. He held senior leadership positions at the American Express Company and its various subsidiaries before becoming the chairman and chief executive officer of Ameriprise Financial when it became a public company in 2005 as a result of our spin-off from American Express. Those positions gave Mr. Cracchiolo experience as a chief financial officer, a manager of significant business lines, and a leader of large, complex global operations. As a result of this experience, Mr. Cracchiolo brings to the Board valuable skills and a strong background in: financial controls and reporting; balance sheet management; risk management; marketing; annual and long-term business planning; and the negotiation and integration of acquisitions. Mr. Cracchiolo serves on the Board of Directors of the American Council of Life Insurers and The Financial Services Roundtable and is a member of Business Roundtable. His involvement with these organizations enables Mr. Cracchiolo to keep the Board informed on current legislative, regulatory, and economic issues relevant to our businesses.

Mr. Cracchiolo holds a bachelor's degree in accounting and economics and a master's of business administration degree in finance, both from New York University. He also holds a Certified Public Accountant designation in New York State and is certified as a General Securities Representative and General Securities Principal in the United States.

H. Jay Sarles: Age 65, director since September 30, 2005. Mr. Sarles is retired, having most recently served as vice chairman of Bank of America Corporation. Prior to that, he served as vice chairman and chief administrative officer of FleetBoston Financial with responsibility for administrative functions, risk management, technology and operations, treasury services, corporate strategy and mergers and acquisitions. During his 37 years at Fleet, Mr. Sarles oversaw virtually all of Fleet's businesses at one time or another, including the company's wholesale banking businesses from 2001 to 2003. These included commercial finance, real estate finance, capital markets, global services, industry banking, middle market and large corporate lending, small business services and investment banking businesses. Mr. Sarles is also a member of the boards of directors of AvalonBay Communities, Inc., ConnectEDU, Dental Service of Massachusetts, Inc., and is a trustee of Mount Holyoke College. Previously, Mr. Sarles had served as director of Carlyle Capital Corporation from 2006 to 2009.

Mr. Sarles has nearly four decades of experience in the financial services industry. As an executive officer at Bank of America Corporation and FleetBoston Financial, he oversaw a wide range of businesses and functions, including technology and operations, treasury services, corporate strategy, mergers and acquisitions, and investment banking. As a result, Mr. Sarles makes a valuable contribution to the Board in areas that include balance sheet management, financial reporting and disclosure, risk management, the integration of acquisitions, and long-range planning. Mr. Sarles also serves on several other boards of directors, which allows him to bring a broad perspective on board-related matters to our Board of Directors.

 ITEM 2—A NONBINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

At our April 2010 annual meeting, we voluntarily gave our shareholders the opportunity to cast a nonbinding advisory vote on our executive compensation philosophy, objectives, and policies.

In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 was signed into law. Among other things, the Dodd-Frank Act requires us to provide shareholders a separate nonbinding advisory vote to approve the compensation of our named executive officers. The named executive officers are the five officers identified in the Summary Compensation Table on page 55 of this proxy statement.

The committee will review the results of the vote carefully with the aid of its independent compensation consultant. Depending upon the results of that review, the committee will take such action, if any, as it deems appropriate. Because this vote is advisory, however, it is not binding on us, our Board of Directors, or the Board's Compensation and Benefits Committee. Also, a negative vote will not overrule any decision made by the Compensation and Benefits Committee.

Before you vote on the resolution below, please read the entire Compensation Discussion and Analysis beginning on page 35 carefully. The Compensation Discussion and Analysis contains important information about our executive compensation program and philosophy. It also explains how and why the Compensation and Benefits Committee made specific decisions about the named executive officers' compensation for their 2010 performance. For your convenience, we have highlighted in the first few pages of the Compensation Discussion and Analysis information that we believe is particularly important in helping you decide how to vote on this proposal.

You should also carefully review the tables that immediately follow the Compensation Discussion and Analysis, together with the related narrative disclosure and footnotes.

The Board of Directors recommends a vote FOR the following nonbinding advisory resolution. Proxies will be voted FOR the resolution unless otherwise specified:

    RESOLVED, that the Company's shareholders hereby approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement, in the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure.

ITEM 3—A NONBINDING ADVISORY VOTE ON THE FREQUENCY OF SHAREHOLDER APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

In Item 2, we seek a nonbinding advisory vote of shareholders to approve the compensation of our named executive officers. The Dodd-Frank Act also requires large public companies like us to give our shareholders a nonbinding advisory vote on how frequently they would like to vote to approve that compensation. You can vote to have the opportunity to approve the compensation of the named executive officers annually, once every two years, or once every three years. You may also choose to abstain from voting for one of these three choices. You may only vote for one choice, or else abstain. Of course, the persons included in a proxy statement as named executive officers may change from year to year.

The vote on this proposal, like the vote on Item 2, is advisory and is not binding on us, our Board of Directors, or the Board's Compensation and Benefits Committee. The Dodd-Frank Act requires us to give our shareholders a vote on this issue at least once every six years. Therefore, absent extraordinary circumstances, our shareholders will next vote on how often to cast an advisory vote to approve the compensation of the named executive officers at our 2017 annual meeting.

The Board of Directors, acting upon the recommendation of its Compensation and Benefits Committee, recommends that you vote for an annual advisory vote to approve the compensation of the named executive officers. The committee's recommendation was made after consultation with its independent compensation consultant, which supports the committee's decision. The Compensation and Benefits Committee, which is composed solely of independent directors, made its recommendation to the Board for the following reasons.

First, an annual advisory vote is consistent with the Board's policy of encouraging ongoing engagement with our shareholders on all matters that are important to them. Second, any shareholder concerns about our executive compensation program can be expressed through a vote without having to wait two or three years. Third, the Board has considered survey data on our institutional shareholders' preferences as to the frequency of the advisory vote to approve the named executive officers' compensation.

We appreciate that other shareholders may believe an advisory vote on compensation should be held every two years or three years. The Board will consider the option that receives the affirmative vote of the majority of the votes cast to be the frequency preferred by our shareholders.

The Board of Directors recommends that shareholders select an annual advisory vote on the compensation of named executive officers. Proxies will be voted "FOR" an annual advisory vote on the compensation of named executive officers unless otherwise specified.

    RESOLVED, that the option of once every one year, two years, or three years that receives the affirmative vote of the majority of the votes cast will be considered the preferred choice of shareholders as to the frequency with which the Company is to hold a shareholder advisory vote to approve the compensation of the named executive officers as disclosed in the Company's proxy statement, including the Compensation Discussion and Analysis, the Summary Compensation Table, and other related tables and disclosure.

ITEM 4—RATIFICATION OF AUDIT COMMITTEE'S SELECTION OF THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2011

As we have previously disclosed through the filing of Forms 8-K, the Audit Committee of the Board of Directors determined not to engage Ernst & Young LLP as our independent registered public accountants for the fiscal year ending December 31, 2011. The Audit Committee approved the engagement of PricewaterhouseCoopers LLP as our auditors beginning with the 2011 fiscal year pursuant to a mutually agreed-upon engagement letter dated June 9, 2010.

Ernst & Young has delivered its Report of Independent Registered Accounting Firm dated February 28, 2011, in connection with the Company's filing of its Annual Report on Form 10-K for the fiscal year ending December 31, 2010. Upon the delivery of that report, Ernst & Young concluded the 2010 fiscal year audit for the Company and completed its engagement.

Ernst & Young's reports on the Company's consolidated financial statements for each of the years ended December 31, 2010, and December 31, 2009, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2010, and December 31, 2009, and during the period between December 31, 2010 and March 1, 2011, there were no disagreements between the Company and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to Ernst & Young's satisfaction, would have caused Ernst & Young to make reference to the subject matter of the disagreement in connection with its report for such years. Furthermore, there were no "reportable events" as defined under the relevant rules of the Securities and Exchange Commission.

We are asking shareholders to ratify the committee's engagement of PricewaterhouseCoopers, subject to the limitation stated in the last sentence of this paragraph. In the event the shareholders fail to ratify the appointment, the Audit Committee will consider other accounting firms for 2011. The Audit Committee will be under no obligation, however, to appoint new independent auditors.

One or more representatives of Ernst & Young, LLP, our independent registered public accountants for the year beginning January 1, 2010, and of PricewaterhouseCoopers will be present at the meeting with the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Independent Registered Public Accountant Fees

The following presents the aggregate fees billed for professional services by Ernst & Young, the Company's independent registered public accounting firm for the year beginning January 1, 2010, in fiscal years 2010 and 2009 for these various services:

Description of Fees	Fiscal Year 2010 Amount	Fiscal Year 2009 Amount
Audit Fees	$9,091,000	$10,509,000
Audit-Related Fees	1,399,000	1,056,000
Tax Fees:	1,483,000	933,000
All Other Fees	21,000	—

Total	$11,994,000	$12,498,000

Audit Fees.    The audit fees set forth above consist of fees for professional services during each fiscal year in connection with the audit of the Company's annual financial statements, review of financial statements included in the Company's Quarterly Reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements and other attest services.

Audit-Related Fees.    The audit-related fees set forth above for fiscal year 2010 consist of fees for assurance and related services that were reasonably related to the performance of the audit or review of the Company's financial statements.

Tax Fees.    The tax fees set forth above consist of fees for tax services during each fiscal year.

Services to Associated Organizations

Ernst & Young also provided other services to associated organizations of the Company that were charged directly to those organizations. These amounts included $7,086,000 for 2010 and $6,506,000 for 2009, primarily for performing audits and tax compliance services to mutual funds, collective funds, and alternative investment funds.

Policy on Pre-Approval of Services Provided by Independent Registered Public Accountants

Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, the terms of the engagement of the Company's independent registered public accountants are subject to the specific pre-approval of the Audit Committee. All audit and permitted non-audit services to be performed by the Company's independent registered public accountants require pre-approval by the Audit Committee in accordance with pre-approval procedures established by the Audit Committee. The procedures require all proposed engagements of the Company's independent registered public accountants for services of any kind to be directed to the Company's general auditor and then submitted for approval to the Audit Committee or to the Audit Committee chairman prior to the beginning of any services. The Audit Committee has delegated such approval authority to its chairman, to be exercised in the intervals between committee meetings.

In 2010, 100% of the services provided by Ernst & Young for the Company and its subsidiaries were pre-approved by the Audit Committee or its chairman.

The Board of Directors recommends a vote FOR the following resolution. Proxies will be voted FOR the following resolution unless otherwise specified:

    RESOLVED, that the Audit Committee of the Board of Directors' selection of PricewaterhouseCoopers LLP, independent registered public accountants, to audit the accounts of the Company and its subsidiaries for 2011 is ratified.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION AND BENEFITS COMMITTEE REPORT

The Compensation and Benefits Committee has reviewed and discussed with the Company's management the Compensation Discussion and Analysis that follows this report. Based upon that review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010, and in this proxy statement.

MEMBERS OF THE COMMITTEE: W. Walker Lewis, Chairman Warren D. Knowlton Siri S. Marshall Jeffrey Noddle Robert F. Sharpe, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

In this section of the proxy statement, we describe the material elements of the compensation program for our executive officers, including those identified in the Summary Compensation Table on page 55, who are called named executive officers. We also provide an overview of our executive compensation philosophy and explain how and why our Board's Compensation and Benefits Committee arrives at specific compensation policies and decisions.

As explained in Item 2 on page 30, we are seeking a nonbinding advisory vote from our shareholders to approve the compensation of our named executive officers. You should base your decision on how to vote on the proposal on the compensation-related information disclosed in this proxy statement, including this Compensation Discussion and Analysis, the Summary Compensation Table on page 55, and the other related tables and disclosure. We adopted the practice of requesting this advisory vote on pay in 2010 (for the 2009 performance year) as an emerging best practice. Beginning with the 2010 performance year, all large public companies are required to provide this vote to shareholders as a result of the Dodd-Frank Act, which was signed into law in July 2010.

As we prepared this year's Compensation Discussion and Analysis, we continued our efforts to make it clearer and easier to understand. We were also mindful of the need to highlight for our shareholders information that they may consider most important in deciding how to vote on Item 2. Therefore, we have changed the format of this year's Compensation Discussion and Analysis to focus its beginning pages on these key topics: how we performed as a Company in 2010; the environment in which we achieved those results; the compensation we paid our named executive officers in light of Company, business, and individual 2010 performance; and key elements of the corporate governance framework of our executive compensation program.

Nevertheless, we strongly urge you to read the Compensation Discussion and Analysis in its entirety, together with the Summary Compensation Table and the other related tables and disclosures before you vote on Item 2.

HOW WE PERFORMED AS A COMPANY IN 2010

In this section, we highlight the key financial and strategic and business metrics that the Board's Compensation and Benefits Committee used to determine the compensation of our named executive officers. For 2010, the committee weighed financial performance as 70% and strategic and business accomplishments as 30% in assessing the Company's overall performance. Financial performance refers to operating measures of revenue, income, earnings per share and return on equity, as well as balance sheet quality. Strategic and business accomplishments measure progress against long-range strategic and business goals.

The selected financial and other data presented below should be read in conjunction with the financial statements and accompanying notes and "Management Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended December 31, 2010, and our Annual Report on Form 10-K for the year ended December 31, 2009.

2010 was a record year for the Company, based on a number of key performance metrics. We experienced significant year-over-year improvement in net revenues, earnings and earnings per diluted share, up 24%, 53% and 42% respectively, while return on equity increased by 34% to an all-time high of 12.3%.

As a result of our strong financial and business performance, our total shareholder return for 2010 outperformed every company in our competitive peer group and major comparative indices, with our share price appreciating by 48%, following a 66% share price appreciation in 2009.

Highlights of our financial performance, which was weighted 70% in the determination of the total incentive pool for 2010, include:

•
Operating revenues in 2010 were $9.6 billion, up 24% from 2009. Revenue growth was driven by the successful execution of our strategies to improve overall advisor productivity, which contributed to improved client activity and retail client net inflows. Asset based fees also benefited from market appreciation, as well as the Columbia Management acquisition.

•
Operating earnings in 2010 increased by 53% to a record $1.1 billion, driven by strong revenue growth, reengineering benefits, and progress on the integration of the Columbia Management acquisition. The substantial earnings and cash flow generation has continued to strengthen our balance sheet and enabled us to be among the first financial services firms to resume share repurchases following the global financial crisis.

•
Operating EPS was $4.38 per diluted share, up 42% compared to 2009.

•
We increased operating return on equity by 34%, ending the year at an all-time high of 12.3%, while at the same time continuing to improve the strength and quality of our balance sheet.

•
We maintained strong liquidity with an enterprise cash position of $2.9 billion, including $1.3 billion at the holding company. Our next outstanding debt maturity is in 2015.

•
Our total investment portfolio, including cash and cash equivalents, was $39.9 billion at year end 2010. Our investment portfolio remained high quality, ending 2010 with $1.5 billion in net unrealized gains, after reporting $33 million of net realized gains for the year. It remains well positioned for continued stress in the credit and commercial mortgage markets.

•
The portfolio has an average duration of about 3.7 years and our asset and liability management programs are positioned for a potential increase in interest rates. We improved our overall asset liability matching and capitalized on the interest rate environment by swapping $1.4 billion of debt and using repurchase agreements to improve asset / liability matching within dedicated product portfolios.

•
We returned approximately two-thirds of our net income to shareholders during 2010, with $573 million returned through share repurchases and $183 million through dividends.

•
At the same time, we maintained more than $1.5 billion in excess capital, additional debt capacity, and flexibility to continue to take advantage of strategic and business opportunities.

Highlights of our strategic and business accomplishments, which were weighted 30% in the determination of the total incentive pool for 2010, include:

•
Advisor productivity reached all time highs, up 24% from 2009.

•
Our acquisition of Columbia Management added significant scale to our asset management business and positioned Ameriprise as the seventh largest long-term U.S. mutual fund manager. We have completed critical integration milestones for the integration, realizing synergies of $75 million in 2010.

•
Our owned, managed, and administered assets increased by 47% to $673 billion, driven by the Columbia Management acquisition, strong retail client net inflows, and market appreciation.

•
Retail client assets ended the year at a record $329 billion, up 12% from 2009.

•
Investment performance at Columbia Management, measured by the percentage of funds in the top two Lipper quartiles, improved for the one, three, and five-year periods for equities and the three and five-year periods for fixed income.

•
We achieved $252 million in gross reengineering savings, while at the same time investing $215 million in technology to improve our operating capabilities and enhance our potential for growth.

•
Overall advisor and employee satisfaction remained strong. Franchisee advisor retention remained high, at 93%, and employee advisor retention reached an all-time high of 82%, up from 74% last year.

•
Our employee engagement as measured by our annual employee survey remains very strong, leading both the U.S. financial services and the total U.S. workforce benchmarks.

•
Our focus on retaining high performing talent at all levels of the organization continues to be successful, with a retention level of 95%, including 100% of our identified high potential leaders.

•
Although not considered by the committee in determining 2010 compensation, the Company, along with its employees and advisors, provided more than $12 million in charitable contributions in 2010 and supported more than 5,000 nonprofits across the country through grant making, volunteerism and gift matching.

THE 2010 OPERATING ENVIRONMENT

Our 2010 performance was aided in part by market appreciation, marking the second year of recovery since the 2008 financial crisis. The Standard & Poor's 500-stock index rose 12.8% to finish at 1,258, regaining a level last seen in September 2008. Although the S&P 500 rebounded 86% from its low close of 677 on March 9, 2009, it finished 2010 20% below its all-time high of 1,565 reached on October 9, 2007.

Despite the positive market gains, significant uncertainty caused by continued high levels of unemployment, a troubled housing market, the potential effects of government stimulus efforts, and high budget deficits affected investors' willingness to invest in the equity markets and longer-term insurance contracts. Low short-term interest rates continued to put pressure on earnings from our brokerage cash and short-term investment products, while the low interest rate environment reduced yields on our own investment portfolios.

Viewed in this context, our 2010 results were particularly significant, as we achieved record results despite equity market volatility and economic uncertainty, continued low client activity, and the impact of the low interest rates.

 COMPENSATION FOR THE NAMED EXECUTIVE OFFICERS BASED ON 2010 PERFORMANCE

As we discuss later, one of the core principles of our executive compensation philosophy is that there should be a strong linkage between the total direct compensation that an executive officer earns and Company, business, and individual performance. We use the term "total direct compensation" to refer to the sum of base salary, the annual cash incentive award, and the long-term incentive award.

Target total direct compensation is established for the named executive officers each year with input from the committee's independent consultant, and is intended to align with the median of the competitive market. For 2010, the committee also established a target mix of total incentives (annual cash and long-term incentives) that applied to all named executive officers.

Base salary is the smallest part of total direct compensation for our named executive officers, typically representing less than 15% of the total at target, and less than 10% of target for the chief executive officer. It is the only part of total direct compensation that is fixed, subject to periodic adjustments to remain competitive with the market. The rest of total direct compensation, referred to as total incentives and including annual cash and long-term incentives, is directly linked to Company, business, and individual performance.

Total incentives, including both annual cash and long-term incentives, represent the majority of total direct compensation at target. For 2010, the target total incentive opportunity was weighted equally between cash incentives and long-term incentives. Within long-term incentives, the target award mix for 2010 included stock options (weighted 40%); performance shares (weighted 40%); and restricted stock (weighted 20%).

Actual total direct compensation awarded for 2010 performance is above target to recognize the Company's record performance and industry leading shareholder return. The actual mix of compensation for 2010 differed slightly from the target mix described above since the new performance share units were awarded at a fixed percent of target as discussed on page 46, while the other elements of the total incentive pool were leveraged higher based on performance.

The Compensation and Benefits Committee adopted the new Performance Share Plan during 2010 in order to link a significant portion of target total incentives to the achievement of specific financial goals over a three-year performance period. The financial metrics in the Performance Share Plan include: earnings per share, return on equity, and total shareholder return. You can read more about the Performance Share Plan design on page 46.

The table below is not required by the rules of the Securities and Exchange Commission.    We are providing it as supplemental information and you should review the Summary Compensation Table on page 55 and the following tables for more information about the compensation of our named executive officers. The purpose of the table is to provide a clear picture of the named executive officers' total direct compensation for the 2010, 2009, and 2008 performance periods. The supplemental chart below also differs from the Summary Compensation Table in that it omits the dollar amounts included in the Summary Compensation Table in the columns captioned "Change in Pension Value and Non-Qualified Deferred Compensation Earnings" and "All Other Compensation". Those dollar amounts are unrelated to a named executive officer's performance and are therefore not included in total direct compensation.

The SEC's rule for when equity awards are reported in the Summary Compensation Table results in a one-year lag between the time the Compensation and Benefits Committee grants the awards and when they are reported in the Summary Compensation Table. For example, in February 2011 the committee granted equity awards for 2010 performance. As a result, the SEC's rule requires us to report those awards in next year's Summary Compensation Table, contained in our 2012 annual meeting proxy statement.

We believe that the supplemental table below more clearly reflects our pay for performance philosophy and the compensation decisions made by the committee for the named executive officers for each performance year shown. For example, for the 2008 performance year the committee did not award cash incentive awards to any named executive officer due to the adverse effects that the financial crisis had on our performance. By contrast, for the 2010 performance year the committee increased the amount of both the cash and long-term incentive awards compared to 2009 and 2008 in recognition of our record financial performance and strong relative and absolute shareholder returns.

	Performance Year	Salary	Annual Cash Incentive Awards	Long-Term Incentive and Equity Awards**	Total Direct Compensation
James M. Cracchiolo, Chairman	2010	$950,000	$9,428,000	$7,647,000	$18,025,000
and Chief Executive Officer	2009	$850,000	$5,700,000	$5,700,000	$12,250,000
	2008	$850,000	0	$9,100,000	$9,950,000
Walter S. Berman, Executive Vice	2010	$650,000	$2,953,000	$2,397,000	$6,000,000
President and Chief Financial Officer	2009	$450,000	$2,100,000	$1,650,000	$4,200,000
	2008	$450,000	0	$2,500,000	$2,950,000
William F. Truscott, CEO,	2010	$650,000	$3,368,000	$2,732,000	$6,750,000
U.S. Asset Management and	2009	$450,000	$2,400,000	$1,950,000	$4,800,000
President, Annuities	2008	$450,000	0	$2,900,000	$3,350,000
Glen Salow, Executive Vice President	2010	$575,000	$2,029,000	$1,646,000	$4,250,000
of Service Delivery and Technology	2009	$475,000	$1,500,000	$1,275,000	$3,250,000
	2008	$475,000	0	$2,050,000	$2,525,000
Donald E. Froude, President—	2010	$550,000	$2,016,000	$1,634,000	$4,200,000
The Personal Advisors Group*	2009	$400,000	$1,500,000	$1,300,000	$3,200,000
*
Mr. Froude was not a named executive officer in 2008.

**
This column shows the grant date fair value for stock options, restricted stock awards, and for 2010, performance share units.

THE CORPORATE GOVERNANCE FRAMEWORK OF OUR
EXECUTIVE COMPENSATION PROGRAM

Our executive compensation program operates within a corporate governance framework that is designed to ensure independent oversight, objective advice and analysis, appropriate risk management, and transparency. These are some of the key elements of that framework and you can find additional details later in this Compensation Discussion and Analysis:

•
The Compensation and Benefits Committee is composed solely of independent directors;

•
The committee has retained Frederic W. Cook & Co., Inc. as its independent compensation consultant. Under the committee's written charter, the compensation consultant reports directly to the committee, which is solely responsible for the appointment, oversight, compensation, evaluation, retention, and termination of Cook or any other consultant or advisor. More details about the committee's independent compensation consultant are provided on pages 14-15;

•
Cook has confirmed in writing to the committee that it satisfies the independence standards set forth in the Compensation Consultant Policy adopted by the committee;

•
We explain how and when the committee grants equity awards on our Web site, together with a schedule of anticipated award dates for equity-based grants for the current year;

•
The committee is prohibited from repricing stock options;

•
None of our executive officers has an employment agreement with the Company;

•
We prohibit our executive officers from hedging against a decline in the value of our stock;

•
As indicated in the Compensation Discussion and Analysis contained in our 2010 annual meeting proxy statement, during 2010 and 2011 we continued to examine the subject of risk and incentive compensation. The committee considers risk in all of its decisions related to executive compensation and the findings from our ongoing analyses are detailed on pages 47-48; and

•
The committee has directed management to prepare a policy that will provide for the reimbursement or forfeiture of cash or equity incentive awards under certain circumstances. This new policy, commonly known as a "clawback," will apply to all named executive officers and certain other executive officers of the Company. Currently, Section 304 of the Sarbanes-Oxley Act of 2002 requires our chief executive officer and our chief financial officer to reimburse the Company for incentive compensation and any profits realized from the sale of our stock during the 12-month period following the filing of an erroneous financial statement that was caused by material noncompliance with any financial reporting requirement under the securities laws as a result of their misconduct.

  Our clawback policy will specify the circumstances under which the committee may exercise its discretion, to the extent permitted by law, to seek the reimbursement or forfeiture of certain cash or equity awards granted on or after January 1, 2011. The clawback policy will therefore apply to the cash and equity incentive awards approved by the committee on February 1, 2011, with respect to the 2010 performance year. The committee is aware that future regulatory actions may require the amendment of the clawback policy. Nevertheless, the committee believes that it is in the best interests of the Company and its shareholders to implement a clawback policy as soon as practicable.

THE ROLE OF THE COMPENSATION AND BENEFITS COMMITTEE

The Compensation and Benefits Committee of our Board of Directors oversees our executive compensation program. The committee operates under a written charter approved by the Board, and only independent directors are eligible to serve on the committee. You will find important information about the committee's authority, the extent to which it may delegate its authority to other persons, and its processes and procedures in the section of this proxy statement captioned "Corporate Governance—Compensation and Benefits Committee" on pages 13-15. That section also provides additional information about the role of our executive officers in recommending the amount or form of executive compensation, and the role of the independent compensation consultant used by the committee during 2010. The committee has approved a Compensation Consultant Policy that is discussed in that section. Among other things, the policy establishes independence standards for the committee's consultant. Cook is engaged exclusively by the committee and does not provide any services to management or the Company.

 OUR EXECUTIVE COMPENSATION PHILOSOPHY

A talented, motivated and experienced workforce is essential to the success of any company. That is true at Ameriprise Financial, for all employees, from senior executives to our entry level employees. Just as we compete with other companies for clients in the retail financial services marketplace, we also compete with other companies in the labor marketplace for employees with talent, knowledge, integrity, and the proven ability to produce results. The overall objective of our executive compensation program is to promote the long-term best interests of our shareholders by attracting and retaining effective, stable, and motivated leadership.

Considering all of these factors, the committee has developed an executive compensation philosophy based on the following core principles:

•
Executive officers' compensation must be aligned with the long-term best interests of our shareholders;

•
Our executive compensation program must be competitive enough to attract and retain executive officers who can achieve the Company's strategic goals and create long-term shareholder value;

•
An executive officer's compensation must be appropriate in light of his or her experience, responsibilities, and performance; and

•
There should be a strong linkage between the total direct compensation that an executive officer earns and Company, business, and individual performance. The amount an executive officer earns should depend to a significant degree upon how well the Company and the executive officer perform against performance measures that are aligned with shareholder interests.

The committee does not consider gains from long-term and equity incentive awards made in prior years, such as stock option exercises and restricted stock vesting, in determining new incentive awards. The committee believes that reducing or limiting current stock option grants, restricted stock awards or other forms of compensation because of prior gains realized by an executive officer would unfairly penalize the officer for high past performance and reduce the motivation for continued high achievement. Similarly, our severance and change-in-control plans, which we discuss in detail beginning on page 50, do not affect the committee's decisions regarding other elements of compensation. Those plans serve very specific purposes that are unrelated to the determination of a named executive officer's total direct compensation for a specific year.

OUR EXECUTIVE COMPENSATION PROGRAM

The committee has designed our executive compensation program to reflect our executive compensation philosophy. During 2010, the committee continued to refine the program in partnership with its independent consultant to reflect emerging best practices in executive compensation, to simplify the overall plan design and to further strengthen the alignment between shareholder and management interests. In particular, the committee implemented a new Performance Share Plan, which was awarded as a component of total direct compensation, beginning with the 2010 performance year. The committee also updated the competitive peer group for 2010 to reflect the Company's evolving business model. Finally, the committee has continued to further define key metrics and their impact in determining total compensation for our named executive officers. All of these items are described in detail in the following pages.

In making its annual compensation decisions, the committee reviews the total direct compensation for each of our named executive officers, as well as aggregate value of the total incentives being awarded.

Total direct compensation equals the sum of base salary and total incentives. If performance merits, the committee approves a total incentive pool shortly after the end of each year, which is awarded as annual cash incentives and long-term incentives, including the new performance share awards. The amount of this pool is based on two factors. The first factor is the committee's assessment of the Company's financial performance and strategic and business accomplishments for the prior year. The second factor is the target total incentive pool for executive officers, including the named executive officers, which is based on competitive market data provided to the committee by its independent compensation consultant. We provide more information on the performance assessment process for 2010 below. We explain the nature and use of market compensation data beginning on page 45.

The committee follows a four-step process, as explained below, for determining the total direct compensation of our executive officers, including the named executive officers.

Assess performance results

Before approving the total incentive pool for the executive officers, including the named executive officers, the committee reviews and discusses the Company's financial performance and strategic and business accomplishments for the year. A report summarizing these results is prepared by management and is also provided to the directors who do not serve on the committee. All independent directors are encouraged to provide their comments to the committee's chairman on the contents of the report so that the committee can consider their comments when assessing the Company's performance.

For 2010, the committee weighted financial performance as 70%, and strategic and business accomplishments as 30% in assessing the Company's overall performance. Financial performance is weighted 70% to reflect the committee's view that these objective measures are the most important indicators of the Company's success. The committee believes that the designated financial metrics of revenue, income, earnings per share, return on equity and balance sheet quality will generally remain the same from year-to-year, and that these metrics represent a balanced and comprehensive assessment of financial performance. Strategic and business accomplishments are weighted 30% because the committee believes it is important to assess key accomplishments by the Company that may contribute to the achievement of the strategic plan, even though they may not be reflected in the prior year financial results. Strategic and business accomplishments will be determined by the Board, and may change depending on priorities and specific goals. Both financial metrics and strategic and business accomplishments are reviewed on an annual basis by the committee to ensure alignment with the Company's annual and long-range business plans.

Financial metrics are evaluated on an operating basis, excluding realized gains and losses, as well as integration and restructuring charges, and adjusted for certain items as defined by the committee. In assessing strategic and business accomplishments, the committee considered primarily the following factors for 2010: the productivity of our financial advisors; the effective integration of recent key major acquisitions such as Columbia Asset Management; growth in owned, managed, and administered assets and insurance in force; the achievement of planned reengineering and investment initiatives; and the recruiting, engagement and retention of our financial advisors and employees.

In addition to the items mentioned above, the committee also considered the Company's strong total shareholder return in assessing overall performance for 2010. As explained in the supplemental section beginning on page 54, which is not part of the Compensation Discussion and Analysis, the committee plans to assign specific weights to each of the Company's financial metrics used to measure financial performance, beginning in 2011.

Determine the size of the total incentive pool

After the committee conducts its assessment of performance results, it considers the target total incentive pool, which is aligned with the median of the competitive market data and established with the assistance of the committee's independent consultant. The committee's assessment of the Company's performance will determine the extent to which the total incentive pool is funded below, at, or above target. For the named executive officers who are covered employees under Section 162(m) of the Internal Revenue Code, the maximum amount that can be paid as an annual cash incentive award is limited. We explain how we seek to maintain the federal income tax deductibility of these awards beginning on page 48.

There is no minimum funding level for the total incentive pool. Depending upon the committee's assessment of the Company's performance in the context of the year's operating environment, the committee may decide not to fund any components of the total incentive compensation pool for the named executive officers.

Allocate individual awards

Our chief executive officer discusses the performance of and recommends total direct compensation for each other named executive officer. The chief executive officer's performance assessment for each other named executive officer is based on these factors, among others, depending on the officer's job responsibilities: the officer's contribution to the Company's financial performance and strategic and business accomplishments; demonstrated leadership ability; adherence to ethical, legal, and regulatory standards of conduct; risk management skills; improvements in technology and service delivery; and the safety and soundness of the business or staff function's operating environment. None of these factors were assigned a specific target or weight in determining individual awards. Rather, the committee uses a holistic approach in considering these performance factors. Our chief executive officer gives the committee an overall performance assessment for each named executive officer that is based on the chief executive officer's observations and judgment of performance throughout the year.

Although it is not possible to quantify the weight that the committee gives to the views and recommendations of our chief executive officer, they are the predominant factors that the committee uses in making compensation decisions for the named executive officer.

The committee assesses the performance of our chief executive officer based largely on the assessment of the Company's performance as described above.

Before the committee approves the chief executive officer's compensation, the committee discusses its recommendations with the other independent directors in an executive session of the Board of Directors meeting held that day. Our chief executive officer is not present for these discussions. This process allows the chairman of the committee to explain the committee's basis for its recommendations to the independent directors. It also allows other directors to make comments and ask questions before the committee members conduct a final vote on the chief executive officer's compensation.

The aggregate amount of the annual cash and long-term incentive awards that the committee approves for the chief executive officer and the other executive officers cannot exceed the amount approved by the committee for the total incentive pool. The committee may exercise its discretion to pay less than the amount available for any named executive officer or the named executive officers as a group. The committee also has the discretion to make no such awards.

Determine compensation mix

The committee generally believes that total compensation for its named executive officers should be targeted, on average, as illustrated in the following charts. Base salary is the smallest component of total direct compensation, averaging 14% of total direct compensation for our named executive officers at target, and less than 10% of total compensation for our chief executive officer at target. We provide base salary to our executive officers to be competitive in the market and to allow us to attract and retain executive talent. The majority of target total direct compensation for our named executive officers (nearly 90%) is comprised of annual cash and long-term incentives. We provide an annual cash incentive opportunity to our executive officers to motivate and reward them for the accomplishment of key annual goals. We provide a long-term incentive opportunity to our executive officers to align their long-term interests with those of shareholders, and to provide an important form of retention. Total incentive compensation is generally split evenly between annual cash and long-term incentives at target.

Mix of Total Compensation (at target)	Long-Term Incentive Mix Detail (at target)

The actual mix of compensation awarded to our named executive officers will vary from the above charts based on each executive officer's position and Company, business, and individual performance. For example, a year with very strong performance will tend to have a higher mix of incentive compensation. A year with relatively lower performance will have a lower mix of incentive compensation. Also, as described on page 46, the performance share unit award value is established and delivered as a fixed percent of the target total incentive award. As a result, the relative mix of performance share units awarded may vary from year to year. The committee regularly reviews compensation mix trends and may change the targeted mix from year to year.

The compensation mix of the 2010 awards for our named executive officers is discussed on page 38.

Benefits and other compensation.    In addition to total direct compensation, our executive officers are eligible to participate in the health, welfare benefit and retirement programs of the Company on the same basis as other employees. For information about the pension benefits available to our named executive officers, please see pages 65-66.

Deferred compensation plan.    Executive officers and other eligible employees can elect to participate in a voluntary deferred compensation plan. Investment options under the plan include Ameriprise Financial share units and several Columbia mutual funds. Deferrals of cash incentive awards up to 20% of the amount earned for the prior year's performance are eligible for a Company stock match under the plan. This match helps to encourage further investment in Ameriprise Financial and our proprietary mutual funds by executives, and increases executive ownership by providing the match in share units. All share unit matches are subject to a three-year cliff vesting requirement. Plan participants may elect to defer more than 20% of cash incentive awards into this plan, but any amount over 20% is not eligible for the match.

Perquisites.    The committee regularly reviews the type and amount of perquisites provided to our executive officers. We provide detailed information about this element of our executive compensation program for our named executive officers in footnote 5 to the Summary Compensation Table, on page 56. Perquisites constitute the smallest element of our executive compensation program.

ADDITIONAL INFORMATION ABOUT HOW AND WHY
THE COMMITTEE DETERMINED OUR NAMED EXECUTIVE
OFFICERS' COMPENSATION FOR 2010

As noted above, the committee determined the 2010 compensation for each named executive officer after carefully considering company performance and the competitive market data. The committee also relied on guidance from Cook, its independent compensation consultant, in determining the funding level of the total incentive pool and the mix of cash and long-term incentives provided from the pool to each named executive officer. The committee receives regular updates on performance and competitive market trends throughout the year. Additional information regarding the changes to the Company's competitive peer group for 2010, how the Company uses competitive market data, and information regarding the new Performance Share Plan are provided below.

Market Compensation Data

During 2010, Cook provided competitive market data to the committee, including a target total incentive pool with competitive ranges above and below the market median.

The market ranges provided by Cook are based on several data sources, including proxy disclosures and published survey data. The proxy data is based on the competitive peer group outlined below. The published survey data represents companies in the broader financial services industry and is provided by third-party data providers such as McLagan, Mercer, and LOMA. These data sources are evaluated by the committee on an annual basis taking into account the advice of its compensation consultant to confirm they are appropriate given our size, type and mix of business, and the industries we compete in for executive talent. Collectively, this data provides an important reference point and market check for the committee in determining how to position pay, and is an important input to the consultant's determination of market median and ranges above and below market median.

In 2010 the committee revised the competitive peer group to better reflect the Company's evolving mix of businesses. Ameriprise Financial is the only U.S. company to hold a top ten market position in each of our core businesses, including: Asset Management, Advice & Wealth Management, and Protection and Annuities. As a result, there is no single company that is comparable to us in every respect. Therefore, the committee reviews the mix of public firms listed below solely to act as a market check for our executive pay and Company performance. Additions to the 2010 peer group were: Bank of New York Mellon, Northern Trust, PNC Financial, State Street, Genworth Financial, and Unum Group. Companies deleted from the 2009 peer group were: Eaton Vance, Franklin Resources, Janus Capital Group, Morgan Stanley, and Raymond James.

Asset Management	Advice & Wealth Management	Protection and Annuities
Affiliated Managers Group	Bank of New York Mellon	Genworth Financial
AllianceBernstein	Northern Trust	Hartford Financial
BlackRock	PNC Financial	Lincoln National
Invesco	Schwab (Charles)	MetLife
Legg Mason	State Street	Principal Financial
Prudential Financial
Unum Group

The peer group is one of a number of analytical tools and reference points used by the committee. The committee also reviews and considers historical compensation levels for the executive officer and guidance provided by the committee's compensation consultant. Depending upon the Company's financial results and strategic and business accomplishments, and the officer's individual performance, a named executive officer's total direct compensation may be below, within, or above the median of the market range for the officer's position.

New Performance Share Plan

The committee has implemented a new performance share plan as a component of long-term incentive awards for 2010 performance. This plan was created to further align management and shareholder interests by linking compensation with key long-term financial metrics. The performance period for the first award under this plan is 2011 to 2013, with a payout of performance shares earned in 2014. This plan is not incremental to named executive officers' compensation; rather, a portion of existing long-term incentive awards at target is being carved out to fund initial grants for this plan.

Performance shares are established and delivered as a fixed percent of the target total incentive (40% of the target long-term incentive award, or 20% of the target total incentive including annual cash incentives). To ensure named executive officers have a meaningful portion of their compensation linked to key long-term performance metrics over time, the committee believes it is important to provide a performance share unit award at a consistent level each year (assuming the total incentive pool is sufficiently funded).

Under this plan, named executive officers are eligible to receive an annual grant of performance share units that will have a range of payout from 0% to 200% of the target number of units awarded, based on performance over a three-year period. Performance is determined by earnings per share growth and average return on equity over the three-year period, with each metric weighted equally. At the end of each three-year period, performance will be compared to the goals to determine the percent of the target units awarded to be distributed to each participant. This percent will then be increased or decreased by up to twenty-five percentage points based on relative total shareholder return performance versus the S&P 500 Financials, subject to the 200% maximum on earned awards as a percent of target.

After performance for each period has been determined, final payouts will be in the form of Ameriprise Financial stock. Participants will receive dividend equivalent payouts in cash at the end of the performance period for the number of shares that are earned and paid out.

Summary of Compensation Decisions for 2010

•
Base Salary: The base salary for each of our named executive officers was increased in 2010 in response to changing market trends that have shifted a larger relative percentage of target total direct compensation to base salary. Base pay changes for the named executive officers are disclosed in the Summary Compensation Table on page 55. Prior to this change, the base pay for our CEO has not increased since being established upon our spin-off over five years ago.

•
Total Incentive Pool: Based on the information and process described in the preceding sections, the committee established a total incentive pool for the 2010 performance year of which approximately $35.9 million was allocated to the named executive officers. The $35.9 million of total incentives is being awarded as follows:

  °
  $19.8 million in annual cash incentives (55%)

  °
  $16.1 million in long-term incentives (45%), including $7.9 million in non-qualified stock options, $4.2 million in performance share units, and $4.0 million in restricted stock awards.

The 2010 annual cash incentive award for each of the named executive officers is shown in the Summary Compensation Table on page 55. Due to the reporting rules of the Securities and Exchange

Commission, the long-term incentive awards included in this year's Summary Compensation Table reflect the awards that were made for 2009 performance, not the awards that were provided from the 2010 total incentive pool. To help clarify awards made for 2010 performance, a supplemental table is provided on page 39 which details the total direct compensation for each named executive officer.

Review of financial results.    The committee relies on the Board's independent Audit Committee to review and confirm the financial results used in the assessment of 2010 performance. The Compensation and Benefits Committee conducted its final review of performance and approved the incentive awards at its meeting on February 1, 2011.

RISK AND INCENTIVE COMPENSATION

The Compensation and Benefits Committee is responsible for overseeing the Company's incentive compensation arrangements, for aligning such arrangements with sound risk management and long-term growth, and for verifying compliance with applicable regulations and other guidance. During 2010 and early 2011, management, including representatives from each of the Company's material businesses, as well as its human resources, finance, internal audit and legal departments, conducted a broad internal assessment of the Company's incentive compensation programs, policies, and practices. Management reported on the process and findings of that assessment to the Compensation and Benefits Committee at its meeting held on February 23, 2011, prior to the committee's approval of its report on page 34.

This assessment was structured consistent with the SEC's rules relating to risks arising from compensation policies and practices that could be reasonably likely to have a material adverse impact on the Company. We also carefully considered the final guidance jointly issued in June 2010 by the Federal Reserve Board and the other federal bank regulatory agencies intended to help protect the safety and soundness of banking organizations by ensuring that incentive compensation arrangements do not encourage imprudent risk taking.

The internal assessment included a systematic, comprehensive review and analysis of incentive compensation arrangements throughout the Company. As part of this internal assessment, management:

•
developed internal practices for use in reviewing the Company's incentive compensation arrangements, including those of subsidiaries;

•
catalogued the Company's incentive compensation arrangements, read structural plan documentation, and discussed the arrangements and participating business functions with the respective line-of-business leaders and their supporting finance or compensation personnel;

•
identified key design elements of each incentive compensation arrangement, including:

  •
  the applicable governance structures for approval and amendment of the arrangement; and the process and means used to calculate and verify the level of performance achievement as well as actual group funding and individual payout calculation

  •
  stated performance metrics, including the definition, number, diversity, and process for the setting of the performance metrics and any related targets, and balance between short-term and long-term goals; and the duration of performance periods and their alignment to the timeframe for the effect of the participants' performance on the Company's results

  •
  the funding of incentive budgets or pools, including whether such budgets or pools are capped or uncapped; general percentages and absolute amounts of compensation delivered through the arrangement both on a representative individual and aggregate basis

    •
    medium of payment (e.g., cash and/or equity); whether compensation is adjusted for risk management or subject to the Company's ability to apply negative discretion or other qualitative modifiers to any plan formula; and whether compensation is subject to mandatory deferral, reinvestment, or holding standards

•
determined whether any arrangement materially deviated from the Company's knowledge of best practices for incentive compensation for similar business functions in the financial services industry

•
reviewed each arrangement, representative participant overall job functions, and applicable business risk controls to determine, on a holistic basis, whether any compensation design elements of such arrangement could potentially encourage imprudent risk-taking activities and whether the arrangement itself presented a significant potential that a participant, or all of the participants in the aggregate, would be encouraged to increase the exposure of the Company to material amounts of risk

Also in 2010, at the request of the Compensation and Benefits Committee, its independent compensation consultant conducted a risk review and assessment of the Company's executive compensation program in which its named executive officers participate. In completing this review, the consultant considered such factors as: mix of total compensation, performance metrics, equity incentive grant types and design, stock ownership guidelines, and performance assessment processes, among others. The Committee concluded, taking into account the consultant's review, that our executive compensation program does not contain features that induce imprudent risk taking and it includes numerous risk mitigating factors.

The findings of the internal compensation review were reviewed by senior management prior to being reviewed and discussed with the Compensation and Benefits Committee. Based on this review, the opinions of management, and the report of its independent compensation consultant as to the potential design risk features of the Company's executive compensation program, the Compensation and Benefits Committee has concluded that the Company's incentive compensation arrangements do not induce imprudent risk taking or impair the safety and soundness of the Company, nor are they reasonably likely to have a material adverse effect on the Company.

SPECIAL TAX AND ACCOUNTING CONSIDERATIONS

Section 162(m) of the Internal Revenue Code: tax deductibility of compensation over $1 million.    Section 162(m) of the Internal Revenue Code can potentially disallow a federal income tax deduction to the Company for compensation over $1 million paid to the chief executive officer and the three most highly compensated named executive officers other than our chief executive officer. These officers, called covered employees, must have been serving as of the last day of Ameriprise Financial's fiscal year. The Internal Revenue Service has issued technical guidance stating that a Company's chief financial officer is not necessarily a covered employee under Section 162(m). One exception to Section 162(m)'s disallowance of a federal income tax deduction for compensation over $1 million applies to "performance-based compensation" paid pursuant to shareholder-approved plans.

For the cash incentive awards made to named executive officers, we use a separate pool. This pool operates in conjunction with the incentive pool created to pay the total incentive awards of our executive officers, including our named executive officers. The separate pool is designed to make those cash awards deductible for federal income tax purposes. This pool does not increase the amount of compensation that a named executive officer receives.

The committee established the 162(m) incentive pool in the first quarter of 2010, and set a maximum percentage of the pool that each named executive officer could receive.

Among the compensation elements that we have discussed so far, the following can generally qualify as performance-based compensation for Section 162(m) purposes, in addition to the cash incentive award: stock options and performance share units. Base salaries, time-vested restricted stock (stock that will vest with the passage of time and continued employment) and any other compensation that is not considered performance-based will not be deductible to the extent the total of such compensation in any year exceeds $1 million.

Although much of the compensation opportunity in our executive compensation program is performance-based and generally deductible for federal income tax purposes, the committee retains the flexibility to award compensation to our named executive officers that is not deductible for federal income tax purposes.

Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation—Stock Compensation ("ASC 718").    Accounting rules govern how to value stock and option awards as of the date of grant, and when those awards are to be recognized as compensation expense. Under this accounting standard, we calculate the full grant date value of awards using a variety of assumptions. This calculation is performed for accounting purposes, as an executive officer may never realize any value from the award. This may happen when the value of a share of stock on which the executive holds an option falls below the exercise price of the option and remains below the exercise price, rendering the option worthless to the executive. In the case of such options, we recognize accounting expense even though the executive officer may never realize any value from the options.

This accounting standard also dictates that companies recognize the compensation cost of a stock or option award proportionately over the period that an employee is required to render service in exchange for a share-based payment.

STOCK OPTION, RESTRICTED STOCK, AND PERFORMANCE SHARE UNIT GRANT PRACTICES AND PROCEDURES

Grant practices and procedures.    The committee has adopted a Long-Term Incentive Awards Policy that details the policies and procedures we use to grant stock options, restricted stock and performance share units. The policy covers, among other topics: who has the authority make grants; when grants may be made and when they become effective; required documentation; and our policy for making grants when the committee or our chief executive officer is aware of material nonpublic information about us or our securities.

We have posted a copy of our Long-Term Incentive Awards Policy on our website on the Corporate Governance page of the "Company Information" section at ir.ameriprise.com.    That site also includes an expected schedule of equity award grant dates for 2011 and will be updated for future years' grant date schedules. If you would like a copy of the policy and the expected schedule of 2011 grant dates, please write to our corporate secretary at the address given on page one of this proxy statement under "General Information." The corporate secretary will send you a copy at no expense to you.

The committee adopted the policy in order to document in one place the practices and procedures to be followed in making grants of stock options, restricted stock and performance share units. The committee also wanted to provide the greatest possible transparency and candor to our shareholders concerning our grant practices, particularly with respect to the timing of those grants and our policy for making grants when the committee or our chief executive officer may be aware of material nonpublic information about us or our securities.

 STOCK OWNERSHIP AND RETENTION GUIDELINES

The committee has in place stock ownership and retention guidelines for our senior leaders to more closely align their interests with the long-term interests of our shareholders. We believe this commitment to stock ownership will continue to play a significant role in driving our success and creating long-term value for our shareholders. Under the guidelines, executive officers are required to beneficially own shares of our common stock equal in market value to a specified multiple of their salary. Once ownership guidelines are satisfied, the number of shares associated with the guideline is locked in and considered satisfied regardless of movement in our stock price. The shares that count towards this ownership guideline include: shares owned directly; shares or phantom stock units held in qualified or nonqualified plans; and unvested restricted stock awards. Outstanding stock options are not counted as shares owned for the purposes of this ownership guideline.

To ensure achievement of the ownership goals, executive officers who have not yet attained the required level of ownership must retain 75% of any restricted stock upon vesting or any stock acquired upon exercise of stock options (net of shares withheld for taxes or exercise costs) until the ownership guideline is attained. Once ownership guidelines are satisfied, the executive officer must retain 50% of restricted stock upon vesting or any stock acquired upon exercise of stock options for a one-year holding period.

The stock ownership guideline for our chief executive officer is five times his salary, and he has met this goal. For each of the other named executive officers, the stock ownership guideline is three times his salary. As of December 31, 2010, each of the other named executive officers met their stock ownership goals under the policy.

POST-EMPLOYMENT COMPENSATION AND BENEFITS

Plan approach.    We do not enter into individual employment agreements with our named executive officers. Instead, the rights of our named executive officers to post-employment compensation and benefits are covered by our compensation and benefit plans. Under this "plan approach," the post-employment compensation and benefits of our named executive officers are established separately from the other compensation elements.

Our use of a plan approach provides many benefits when compared to entering into individual employment agreements with each named executive officer. In most instances, this method allows us the flexibility to amend or terminate a plan to adjust severance benefits in response to changing market conditions. This approach also provides increased transparency, both internally to our executives and externally to our shareholders. This plan approach is also easier to administer and requires less time and expense than drafting, negotiating and maintaining individual employment, severance and change in control agreements with each of our named executive officers. As part of the committee's ongoing review of the Company's programs, the committee's independent consultant reviews our post-employment compensation and benefits on an annual basis.

The following chart identifies each element of our post-employment compensation and benefits and provides information regarding when and why we provide this benefit. We have provided detailed information on these benefits and the value of potential payments our named executive officers would receive in various scenarios in the section "Potential Payments Upon Termination or Change of Control for Named Executive Officers," beginning on page 67.

Benefit	When, how and why we provide this benefit
Severance benefit	Severance benefits may become payable in the event of an involuntary termination not for cause or if an executive is involuntarily or constructively terminated within two years of a change in control. The length of severance benefits depends on an executive's position and is expressed as a certain multiple of his or her current annual base salary plus the highest annual cash incentive award over the last three years. During the severance period, named executive officers are eligible for medical, dental and life insurance benefits on the same basis as those benefits are provided to other employees during the severance period. In the event of change in control, named executive officers continue to receive contributions to the supplemental retirement plan as described in the tables beginning on page 68.

We believe that the severance benefits we offer promote several objectives. The severance benefits assist us in recruiting and retaining talented executives. Executives may be recruited from other companies where they have job security, tenure, and career opportunities. In accepting a position with us, an executive is often giving up his or her current job stability for the challenges and potential risks of a new position. Severance benefits mitigate the harm that the executive would suffer if he or she were terminated by us for reasons beyond his or her control. Severance benefits also allow executives to focus on our business without undue distraction regarding their job security. Finally, severance benefits act as an additional incentive for the executive to comply with post-termination covenants.
Accelerated vesting of equity
We accelerate the vesting of outstanding restricted stock awards and stock options upon death, disability, retirement or a change in control. Death and disability are events that are completely outside of the control of our executives. In such circumstances, we believe that it would be unfair for our executives to forfeit the compensation and benefits that they have earned. For retirement, we believe it runs contrary to the retention and reward of long-term incentive awards to compel an executive to choose between retirement and the loss of all unvested awards.

Benefit	When, how and why we provide this benefit
In the event of a change in control transaction, we believe that accelerating the vesting of outstanding stock options and restricted stock awards is appropriate because, depending on the structure of the transaction, continuing such awards may unnecessarily complicate a potentially beneficial transaction. It may not be possible to replace these awards with comparable awards of the acquiring Company's stock and we believe that it would be unfair to our executives to lose the benefit of these outstanding awards. The acceleration of such awards may allow the executive to exercise the awards and possibly participate in the change in control transaction for the shares received. In addition, the acceleration of vesting aligns the interests of executives in a potential change in control transaction with those of our shareholders, by motivating them to work towards the completion of the transaction.
Pro rata annual cash incentive award
A pro rata annual cash incentive award may become payable in the event an executive is involuntarily or constructively terminated within two years of a change in control. The pro rata payment of these awards rewards the executive for his or her performance prior to the change in control transaction. Making a pro rata payment on outstanding cash incentive awards is justified following the occurrence of a change in control transaction because the performance goals of such awards may no longer be meaningful or measurable following a change in control. We believe that it would not be fair to executives to lose the entire benefit of these outstanding awards, which may have already vested in part.
Accelerated vesting of company match under the nonqualified deferred compensation plan
We accelerate the vesting of nonqualified deferred compensation benefits upon death, disability, retirement or a change in control. Benefits under our nonqualified deferred compensation plan have been previously earned by our named executive officers. Although similar to benefits under qualified retirement programs, these benefits are subject to the claims of our creditors, and a change in control transaction may significantly increase this risk. Because of the possible change in the security of their earned benefits upon a change in control, we pay executives their existing balances under our deferred compensation plan. In addition, the payment of such benefits eliminates the need to address the treatment of these benefits as part of a negotiation of a change in control transaction, which reduces the potential delays and costs of the transaction.

Benefit	When, how and why we provide this benefit
Payment of excise tax and gross-up	We reimburse (gross-up) our named executive officers for any Section 280(G) excise taxes imposed under federal income tax law in the event of a change in control. We believe that the mitigation of the cost of the Section 280(G) excise tax for our executives is necessary to preserve the benefits to which he or she is entitled. This approach protects the value of compensation already awarded to the executive, and eliminates any potential personal bias against a change in control transaction. Nonetheless, we are aware that such tax gross-up payments could be significant. Therefore, at the committee's discretion, we have retained the ability to limit the value of certain change in control benefits that any individual or group of individuals may receive in order to avoid potential excise taxes and the need for gross-up payments.

Detrimental conduct.    To help protect our competitive position, the named executive officers have signed detrimental conduct agreements. Detrimental conduct includes: working for certain competitors; soliciting our customers or employees; and disclosing confidential information for a period of up to one year after termination of employment. The detrimental conduct agreements include a provision that requires the named executive officers to forfeit or repay the proceeds from some or all of their long-term incentive awards received up to two years prior to the end of their employment if they engage in conduct that is detrimental to us. In addition, the severance and post-employment benefits described above require the named executive officer to sign an agreement that includes a general release and other restrictive covenants, in addition to the detrimental conduct agreement.

SUMMARY

•
As described on pages 35-37, 2010 was a record year for the Company, based on a number of key performance metrics. The Company also accomplished several important strategic and business initiatives, and delivered continued strong shareholder returns.

•
The committee has approved total incentive awards for the named executive officers consisting of an annual cash incentive award, and a long-term incentive award, including performance share units under the new Performance Share Plan.

•
Actual total direct compensation for the named executive officers for 2010 is above target based on the Company's strong performance in 2010.

•
The committee believes its executive compensation program achieves the stated program objectives and is consistent with its stated compensation philosophy. The committee will continue to monitor changing trends and best practices and will adjust our executive compensation program as needed to continue the alignment of our executive compensation program with the long-term best interests of our shareholders.

 SUPPLEMENTAL INFORMATION: CHANGES MADE TO COMPENSATION PROGRAM DESIGN FOR 2011

The following information is not part of the Compensation Discussion and Analysis and is not required by the SEC. We are providing this supplemental information to inform shareholders of refinements to our executive compensation program that will be effective for the 2011 performance year. This supplemental information is not material with respect to compensation for the 2010 performance year.

As detailed in the Compensation Discussion and Analysis, the committee continued to refine the Company's executive compensation program in 2010, including changes to the competitive peer group and the implementation of a new Performance Share Plan. The committee has also approved modifications to the executive compensation program that will be effective beginning in 2011. We do not view these modifications as a fundamental change to our executive compensation program. They build upon our existing executive compensation philosophy and program design to provide greater clarity and reduced complexity. Each of these items will be discussed in greater detail in the Compensation Discussion and Analysis contained in our 2012 annual meeting proxy statement. Key points include:

•
At the beginning of 2011, we will determine a target total incentive pool for the named executive officers. This target pool may change during the year, subject to a competitive market review completed by the committee's compensation consultant.

•
We will continue to evaluate performance based on financial performance (70% weighting) and progress toward our strategic and business goals (30% weighting).

•
Beginning in 2011, individual financial metrics will also be assigned specific weights as follows: net income (25%); earnings per share growth (20%); return on equity (20%); balance sheet quality (20%); and revenue growth (15%). All of the metrics will be evaluated on an operating basis, subject to certain adjustments that have been pre-defined by the committee.

•
The total incentive pool may be funded above or below target based on the following leverage grid that was established for 2011. In the grid, a "1" represents outstanding performance, a "3" represents target performance, and a "5" represents performance significantly below target.

Performance Rating	1	2	3	4	5
Funding Leverage as a % of Total Incentive Pool Target	+200% -	+150% -	+100% -	+50% -	+0%
•
The goals that will be used to evaluate financial performance for 2011 will be established by the committee in the first quarter of 2011. These goals will be discussed in our 2012 proxy statement to further explain how they relate to the assessment of 2011 performance.

•
The mix of these total incentives will continue to be 50% cash, 20% performance share units, 20% stock options, and 10% restricted stock awards, all at target.

SUMMARY COMPENSATION TABLE

The following table contains compensation information for our chief executive officer, chief financial officer, and the three other executive officers who were the most highly compensated for the year ended December 31, 2010.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)(6)	Total ($)(6)
James M. Cracchiolo	2010	$950,000	$0	$2,850,000	$2,850,000	$9,428,000	$915,458	$714,686	$17,708,144
Chairman and Chief Executive	2009	$850,000	$0	$0	$9,100,000	$5,700,000	$610,732	$432,971	$18,783,703
Officer						$2,090,000
	2008	$850,000	$0	$0	$9,191,500	$0	$832,531	$465,727	$12,725,758
						$1,386,000
Walter S. Berman	2010	$650,000	$0	$825,000	$825,000	$2,953,000	$343,503	$210,975	$5,807,478
Executive Vice President and	2009	$450,000	$0	$0	$2,500,000	$2,100,000	$96,061	$179,538	$5,645,599
Chief Financial Officer						$320,000
	2008	$450,000	$0	$0	$1,725,000	$0	$300,548	$69,145	$2,782,293
						$237,600
William F. Truscott	2010	$650,000	$0	$975,000	$975,000	$3,368,000	$248,636	$29,333	$6,245,969
CEO, U.S. Asset Management	2009	$450,000	$0	$0	$2,900,000	$2,400,000	$193,322	$44,198	$6,307,520
& President, Annuities						$320,000
	2008	$450,000	$0	$725,000	$2,175,000	$0	$166,801	$100,253	$3,914,054
						$297,000
Glen Salow	2010	$575,000	$0	$637,500	$637,500	$2,029,000	$216,210	$54,375	$4,149,585
Executive Vice President,	2009	$475,000	$0	$0	$2,050,000	$1,500,000	$162,768	$51,651	$4,699,419
Service Delivery and						$460,000
Technology	2008	$475,000	$0	$0	$1,912,500	$0	$171,848	$73,431	$3,028,779
						$396,000
Donald E. Froude(1)	2010	$550,000	$0	$900,000	$400,000	$2,016,000	$93,281	$157,378	$4,116,659
President, The Personal Advisors	2009	$400,000	$0	$0	$1,150,000	$1,500,000	$5,154	$117,065	$3,172,219
Group						$0

As detailed on pages 38-39 and in the following footnotes, the "Total" compensation numbers in the Summary Compensation Table do not represent the total direct compensation earned by the named executive officers for 2010 performance. The reasons are explained in the footnotes and in the Compensation Discussion and Analysis. We urge you to consider these points carefully when reviewing the Summary Compensation Table.

(1)
Because Mr. Froude was not included as a named executive officer in 2008, the Securities and Exchange Commission does not require disclosure of his compensation for that year.

(2)
The numbers in these columns are not the grant date fair value of restricted stock awards and stock options awarded to the named executive officer for 2010 performance. These amounts represent the grant date fair value of restricted stock awards and stock options for 2009 performance, but granted on February 8, 2010.

The Company calculates the grant date fair value of restricted stock awards and stock options in accordance with the applicable accounting rules. The grant date fair value represents the total compensation expense that the Company will recognize for these awards.

When we calculate the grant date fair value of restricted stock awards, we factor in the present value of future dividends to be paid on restricted shares. Those dividends will be the same as those paid to other shareholders.

  In order to calculate the grant date fair value of stock options, we use the Black-Scholes option pricing model. For the stock options granted on February 8, 2010, we used the following assumptions for purposes of the Black-Sholes option pricing model: (i) an expected life of 5 years for each option; (ii) a dividend yield of 1.5%; (iii) an expected stock price volatility of 50.59%; and (iv) a risk-free rate of return of 2.238%.

(3)
This column represents the non-equity incentive plan compensation earned by the named executive officers. For 2010, this number is the cash incentive award that was earned for 2010 performance. For 2009 and 2008, there are two amounts listed. The top number is the cash incentive award that was earned for that year's performance. The bottom number is the amount paid to the named executive officer for awards earned under the discontinued Long-Term Performance Plan.

(4)
These amounts represent the changes in pension value for calendar year 2010 under the Company's retirement plans as described in the Pension Benefits Table of this proxy statement, effective December 31 of each fiscal year.

(5)
The amounts disclosed for All Other Compensation primarily consist of: (i) employer contributions under the 401(k) plan; (ii) the annual executive perquisites allowance, which is $35,000 for Mr. Cracchiolo and $25,000 for each other named executive officer, except Mr. Truscott who does not receive this allowance and instead receives a reimbursement of financial planning fees paid to an Ameriprise financial advisor; (iii) a Company matching contribution on deferrals of the 2010 cash incentive award that are credited in the form of deferred share units; (iv) incremental cost of using a Company leased apartment instead of hotel for business travel to Minneapolis; (v) the incremental cost associated with certain personal use of the aircraft and Company-provided vehicle and driver, as required by the Company's security program (defined below); (vi) waiver of fees otherwise charged on investments made in certain RiverSource hedge funds; (vii) club membership fees; (viii) incremental cost of parking; (ix) Company reimbursement of spousal travel for certain Company events; (x) gifts provided in conjunction with Company events. As a part of the CEO security program, approved by the Compensation and Benefits Committee, the Company provided Mr. Cracchiolo with the following: security system monitoring for his personal residences; use of a car and driver for business and commuting purposes; use of our corporate aircraft by Mr. Cracchiolo and others for business and personal travel.

  For purposes of calculating the 2010 incremental cost for use of the car and driver, a per mile rate was determined using vehicle maintenance, fuel, and toll expenses and applying the calculated rate to all miles associated with commuting or personal use. The Company used the following methodology for determining the incremental cost for personal usage of the corporate aircraft: (a) when used solely for personal travel, an hourly flight rate (that considers fuel, maintenance and miscellaneous flight costs) plus any direct expense associated with in-flight catering is applied; (b) when others accompany executives during regular business travel, the incremental cost reflects those direct expenses associated with in-flight catering only. For purposes of calculating the incremental cost of the personal use of corporate aircraft during 2010, the following per flight hourly costs were used, rounded to the nearest dollar: $4,303 or $4,017, depending upon the aircraft used.

  The following table shows the breakout of the major categories of All Other Compensation for the year ended December 31, 2010.

Name	Company Contributions to the 401(k)	Matching Contributions to Deferred Compensation Plan	Annual Cash Perquisites Allowance or Reimbursement of Financial Planning Fees	Personal Use of Corporate Aircraft
James M. Cracchiolo	$12,250	$471,400	$35,000	$126,282
Walter S. Berman	12,250	147,650	25,000	800
William F. Truscott	12,250	0	1,500	0
Glen Salow	12,250	0	25,000	150
Donald E. Froude	12,250	100,800	25,000	2,407

(6)
The named executive officers are paid dividends on their shares of restricted stock at the same rate as other shareholders. We take this fact into account in calculating the grant date fair value of any restricted stock awards shown in the "Stock Awards" column of the Summary Compensation Table. In other words, the present value of future dividends on shares of restricted stock is reflected in the grant date fair value of a restricted stock award. As a result, the rules of the Securities and Exchange Commission specify that there is no need to report the dollar amount of dividends paid on restricted stock as part of "All Other Compensation."

  Contrary to this rule, we previously included the dividends paid on restricted stock in the "All Other Compensation" column in each of our 2010 and 2009 proxy statements. As a result, this amount was also reflected in the "Total" column. However, we are not continuing this practice. Therefore, in order to provide for a consistent and comparable presentation of compensation for all three years we have adjusted the amounts shown in the "All Other Compensation" and "Total" columns for 2009 and 2008 from those reported in previous proxies by deducting the amount of dividends paid on restricted stock and previously included in those columns. These adjustments will also eliminate the double counting of the value of the dividends.

  With respect to 2009, we reduced the amounts previously shown in the "All Other Compensation" and "Total" columns as follows for each named executive officer: Messrs. Cracchiolo ($41,793); Berman ($9,599); Truscott ($13,277); Salow ($8,744); and Froude ($12,039). With respect to 2008, we reduced such amounts as follows for these named executive officers: Messrs. Cracchiolo ($77,705); Berman ($15,490); Truscott ($21,056); and Salow ($14,738). As we explain in footnote (1), because Mr. Froude was not a named executive officer in 2008, the Securities and Exchange Commission does not require disclosure of his compensation for that year.

 GRANTS OF PLAN-BASED AWARDS

The table below shows the equity incentive awards made to our named executive officers in 2010. Stock options will not have value unless there is an increase in share price above the option exercise price.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards (# of shares of Stock or Units) (#)(1)	All Other Option Awards (# of securities Underlying Options) (#)(2)		Grant Date Fair Value of Stock and Option Awards ($)(4)
										Exercise or Base Price of Option Awards ($/share)(3)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold	Target (#)	Maximum
James M. Cracchiolo	2/8/2010							76,551	187,994	$37.23	$5,700,000
Walter S. Berman	2/8/2010							22,159	54,419	$37.23	$1,650,000
William F. Truscott	2/8/2010							26,188	64,313	$37.23	$1,950,000
Glen Salow	2/8/2010							17,123	42,051	$37.23	$1,275,000
Donald E. Froude	2/8/2010							24,174	26,385	$37.23	$1,300,000
(1)
This represents the number of restricted shares awarded. These awards are scheduled to vest over a three-year period in increments of one-third per year.

(2)
This represents the number of stock options awarded. These awards are scheduled to vest over a three-year period in increments of one-third per year.

(3)
The exercise price is equal to the closing market price of Ameriprise stock on the grant date.

(4)
These amounts are the grant date fair value of the stock options and restricted stock awards as represented by the total ASC 718 compensation expense that will be recognized for these awards. The Company uses the Black-Scholes option pricing model to estimate its compensation cost for stock option awards. The assumptions used in the Black-Scholes model for grants made on February 8, 2010 were: (i) an expected life of 5 years for each option; (ii) a dividend yield of 1.5%; (iii) an expected stock price volatility of 50.59%; and (iv) a risk-free rate of return of 2.238%.

When calculating the grant date fair value of restricted stock awards, the Company factors in the present value of the future dividends to be paid on the shares of restricted stock.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2010

The following table contains information regarding outstanding equity awards held by the named executive officer as of December 31, 2010.

	Option Awards(3)							Stock Awards(4)
	Option Grant Date(1)	Number of Securities Underlying Unexercised Options Shares Exercisable (#)		Number of Securities Underlying Unexercised Option Shares Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Share)	Option Expiration Date	Restricted Stock Grant Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
	9/30/2005	216,603	(2)			$31.3125	1/25/2014	2/8/2010	76,551	$4,405,510
	9/30/2005	232,648	(2)			$32.5871	1/23/2015
	10/3/2005	878,186	(2)			$35.0350	10/2/2015
James M. Cracchiolo	1/26/2006	565,267	(2)			$43.6550	1/27/2016
	1/30/2007	457,999	(2)			$58.7300	1/30/2017
	1/29/2008	437,690		218,845		$52.8600	1/29/2018
	2/2/2009			1,028,531		$21.3400	2/3/2019
	2/8/2010			187,994		$37.2300	2/9/2020
	10/3/2005	276,817	(2)			$35.0350	10/2/2015	2/8/2010	22,159	$1,275,250
	1/26/2006	71,091	(2)			$43.6550	1/27/2016
Walter S. Berman	1/30/2007	70,124	(2)			$58.7300	1/30/2017
	1/29/2008	82,142		41,072		$52.8600	1/29/2018
	2/2/2009			282,563		$21.3400	2/3/2019
	2/8/2010			54,419		$37.2300	2/9/2020
	10/3/2005	66,817	(2)			$35.0350	10/2/2015	1/29/2008	4,573	$263,176
	1/26/2006	88,863	(2)			$43.6550	1/27/2016	2/8/2010	26,188	$1,507,119
William F. Truscott	1/30/2007	70,124	(2)			$58.7300	1/30/2017
	1/29/2008	103,570		51,787		$52.8600	1/29/2018
	2/2/2009			327,773		$21.3400	2/3/2019
	2/8/2010			64,313		$37.2300	2/9/2020
	9/30/2005	194,943	(2)			$31.3125	1/25/2014	2/8/2010	17,123	$985,428
	9/30/2005	208,581	(2)			$32.5871	1/23/2015
	10/3/2005	276,817	(2)			$35.0350	10/2/2015
Glen Salow	1/26/2006	118,484	(2)			$43.6550	1/27/2016
	1/30/2007	100,803	(2)			$58.7300	1/30/2017
	1/29/2008	91,070		45,537		$52.8600	1/29/2018
	2/2/2009			231,702		$21.3400	2/3/2019
	2/8/2010			42,051		$37.2300	2/9/2020
	10/1/2008	48,626		24,315		$38.8300	10/2/2018	10/1/2008	6,438	$370,506
Donald E. Froude	2/2/2009			129,979		$21.3400	2/3/2019	2/8/2010	24,174	$1,391,213
	2/8/2010			26,385		$37.2300	2/9/2020
(1)
For better understanding of this table, we have included additional columns showing the grant date of stock options and restricted stock.

(2)
These stock options are fully vested. The vesting schedule for these stock options was disclosed in the tables from prior proxy statements.

(3)
Stock options vest according to the following:

Option Grant Date	Vesting Schedule	Remaining Vesting Dates
01/29/2008	33.33% vests each year for three years from date of grant	01/29/2011
10/01/2008	33.33% vests each year for three years from date of grant	10/01/2011
02/02/2009	33.33% vests each year for three years beginning two years from date of grant	02/02/2011, 02/02/2012, and 02/2/2013
2/08/2010	33.33% vests each year for three years from date of grant	02/08/2011, 02/08/2012, and 02/8/2013
(4)
Restricted stock vests according to the following:

Restricted Stock Grant Date	Vesting Schedule	Remaining Vesting Dates
01/29/2008	33.33% vests each year for three years from date of grant	01/29/2011
10/01/2008	33.33% vests each year for three years from date of grant	10/01/2011
2/8/2010	33.33% vests each year for three years from date of grant	02/08/2011, 02/08/2012, and 02/8/2013
(5)
The market value of restricted stock is based on a market closing price on the NYSE of $57.55 on December 31, 2010.

OPTION EXERCISES AND STOCK VESTED

The following table contains all stock option exercises and vesting events of restricted stock awards for all named executive officers during fiscal year 2010.

	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(7)
James M. Cracchiolo	32,089	(8)	378,198	8,019	(1)	321,562	(i)
	83,338	(13)	2,917,238	11,862	(3)	453,603	(iii)
	61,064	(14)	2,136,385	24,976	(4)	955,082	(iv)
				10,311	(4)	394,293	(iv)
				3,401	(6)	180,015	(vi)
Walter S. Berman	0		0	1,376	(1)	55,178	(i)
				1,816	(3)	69,444	(iii)
				5,927	(6)	313,716	(vi)
William F. Truscott	75,811	(10)	1,069,815	1,719	(1)	68,932	(i)
	77,015	(10)	988,642	1,816	(3)	69,444	(iii)
	210,000	(12)	3,938,172	4,571	(2)	174,795	(ii)
				2,833	(6)	149,951	(vi)
Glen Salow	17,649	(9)	146,700	2,293	(1)	91,949	(i)
	129,962	(11)	4,248,393	2,612	(3)	99,883	(iii)
				3,940	(6)	208,544	(vi)
Donald E. Froude	0		0	6,438	(5)	307,479	(v)
(1)
On 1/26/2010, the following restricted stock awards vested:

  For Mr. Cracchiolo: a total of 8,019 shares vested, 2,911 of these shares were withheld to cover taxes, and a net of 5,108 shares were delivered.
  For Mr. Berman: a total of 1,376 shares vested, 584 of these shares were withheld to cover taxes, and a net of 792 shares were delivered.
  For Mr. Truscott: a total of 1,719 shares vested, 563 of these shares were withheld to cover taxes, and a net of 1,156 shares were delivered.
  For Mr. Salow: a total of 2,293 shares vested, 940 of these shares were withheld to cover taxes, and a net of 1,353 shares were delivered.

(2)
On 1/29/2010, the following restricted stock awards vested:

  For Mr. Truscott: a total of 4,571 shares vested, 1,493 shares of these shares were withheld to cover taxes, and a net of 3,078 shares were delivered.

(3)
On 1/30/10, the following restricted stock awards vested:

  For Mr. Cracchiolo: a total of 11,862 shares vested, 4,859 of these shares were withheld to cover taxes, and a net of 7,003 shares were delivered.
  For Mr. Berman: a total of 1,816 shares vested, 682 of these shares were withheld to cover taxes, and a net of 1,134 shares were delivered.
  For Mr. Truscott: a total of 1,816 shares vested, 593 of these shares were withheld to cover taxes, and a net of 1,223 shares were delivered.

  For Mr. Salow: a total of 2,612 shares vested, 947 of these shares were withheld to cover taxes, and a net of 1,665 shares were delivered.

(4)
On 1/31/2010, the following restricted stock awards vested:

  For Mr. Cracchiolo: a total of 10,311 shares vested, 4,141 of these shares were withheld to cover taxes, and a net of 6,170 shares were delivered.
  For Mr. Cracchiolo: a total of 24,976 shares vested, 10,930 of these shares were withheld to cover taxes, and a net of 14,046 shares were delivered.

(5)
On 10/1/2010, the following restricted stock awards vested:

  For Mr. Froude: a total of 6,438 shares vested, 2,778 of these shares were withheld to cover taxes, and a net of 3,660 shares were delivered.

(6)
On 11/14/10, the following restricted stock awards vested:

  For Mr. Cracchiolo: a total of 3,401 shares vested, 1,575 of these shares were withheld to cover taxes, and a net of 1,826 shares were delivered.
  For Mr. Berman: a total of 5,927 shares vested, 2,740 of these shares were withheld to cover taxes, and a net of 3,187 shares were delivered.
  For Mr. Truscott: a total of 2,833 shares vested, 1,209 of these shares were withheld to cover taxes, and a net of 1,624 shares were delivered.
  For Mr. Salow: a total of 3,940 shares vested, 1,823 of these shares were withheld to cover taxes, and a net of 2,117 shares were delivered.

(7)
The value realized on vesting for restricted stock awards was based on the market closing price of an Ameriprise share on the date of vesting.

i.
For 1/26/2010, the FMV was $40.10 per share.

ii.
For 1/29/2010, the FMV was $38.24 per share.

iii.
For 1/30/2010, the FMV was $38.24 per share.

iv.
For 1/31/2010, the FMV was $38.24 per share.

v.
For 10/1/2010, the FMV was $47.76 per share.

vi.
For 11/14/2010, the FMV was $52.93 per share.

(8)
On 2/16/2010, the following stock options were exercised:

  For Mr. Cracchiolo: a total of 32,089 options were exercised at an exercise price of $27.21

(9)
On 2/19/2010, the following stock options were exercised:

  For Mr. Salow: a total of 17,649 options were exercised at an exercise price of $31.6879

(10)
On 3/25/2010, the following stock options were exercised:

  For Mr. Truscott: a total of 77,015 options were exercised at an exercise price of $32.5871
  For Mr. Truscott: a total of 75,811 options were exercised at an exercise price of $31.3125

(11)
On 12/2/2010, the following stock options were exercised:

  For Mr. Salow: a total of 129,962 options were exercised at an exercise price of $20.8187

(12)
On 12/3/2010, the following stock options were exercised:

  For Mr. Truscott: a total of 210,000 options were exercised at an exercise price of $35.035

(13)
On 12/10/2010, the following stock options were exercised:

  For Mr. Cracchiolo: a total of 83,338 options were exercised at an exercise price of $20.8187

(14)
On 12/13/2010, the following stock options were exercised:

  For Mr. Cracchiolo: a total of 61,064 options were exercised at an exercise price of $20.8187

NON-QUALIFIED DEFERRED COMPENSATION FOR 2010

This table provides information about the Ameriprise Financial Deferred Compensation Plan. A named executive officer may only participate in the plan if he elects to defer receipt of compensation that would otherwise be payable to him in cash. All named executive officers, except Mr. Truscott and Mr. Salow elected to participate in the plan for the 2010 performance year. The amounts shown in the column "Executive Contributions" come from a deferral of the named executive officer's cash incentive award. If the named executive officer had not chosen to defer these amounts, we would have paid these amounts to him in cash. The amounts shown in this column are part of the dollar amount shown in the Summary Compensation Table on page 55, in the column "Non-Equity Incentive Plan Compensation" for 2010. The amount shown in the column "Executive Contributions" is not an additional award to the named executive officer.

	Executive Contributions(1)	Company Contributions(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Withdrawals / Distributions in Last Fiscal Year	Aggregate Balance as of December 31, 2010(4)
James M. Cracchiolo	$1,885,600	$471,400	$2,200,690	$0	$9,781,183
Walter S. Berman	590,600	147,650	559,951	0	2,859,570
William F. Truscott	0	0	379,246	305,882	1,741,954
Glen Salow	0	0	0	0	0
Donald E. Froude	403,200	100,800	406,060	0	1,190,845
(1)
These amounts are included in the Summary Compensation Table on page 55 in the column captioned "Non-Equity Incentive Compensation Plan Compensation", for 2010. These deferrals will not be credited to deferral accounts until after December 31, 2010 and therefore are not included in the column "Aggregate Balance as of December 31, 2010".

(2)
These amounts are included in the Summary Compensation Table on page 55 in the column labeled "All Other Compensation." Executives received a 25% Company matching contribution on deferrals of 2010 cash incentive awards (deferrals eligible for matching contributions are limited to 20% of such awards). The Company matching contributions are invested in the Ameriprise Common Stock Fund, which tracks the performance of Ameriprise Financial common stock and are subject to a three-year cliff vesting period. The Company matching contributions will not be credited to deferral accounts until after December 31, 2010, and therefore are not included in the column "Aggregate Balance as of December 31, 2010."

(3)
These amounts represent the change in market value on amounts previously deferred under the Deferred Compensation Plan, based on the actual market-rate returns and dividend equivalents credited to deferral accounts for the period January through December 2010. Participants are able to invest their deferrals among a number of investment options that track the performance of select Columbia mutual funds, Ameriprise Financial common stock and the Moody's Corporate Bond Yield Index.

(4)
These numbers include amounts previously reported as compensation in Summary Compensation Tables for previous years for Messrs. Cracchiolo ($6,226,758); Berman ($2,698,763); Truscott ($1,812,548); and Froude ($375,000). The amounts shown in the table above for Messrs. Cracchiolo, Berman, and Truscott include amounts that they deferred prior to our spin-off from American Express Company as a public company on September 30, 2005. As a result, those amounts have not been previously reported as compensation in a Summary Compensation Table included in one of our annual meeting proxy statements. Each aggregate balance reflects the deduction of an $80 annual administrative fee.

PENSION BENEFIT TABLE

The following table presents information about the participation of our named executive officers in our retirement programs. Assumptions used for purposes of valuation are included in the footnotes.

	Plan	Number of Years Credited Service	Present Value of Accumulated Benefits(1)	Payments Made During Fiscal 2010
James M. Cracchiolo	Retirement Plan	28	$396,905	$0
	Supplemental Retirement Plan	28	3,653,893	0
	Total	28	4,050,798	0
Walter S. Berman	Retirement Plan	42	267,152	0
	Supplemental Retirement Plan	42	1,136,238	0
	Total	42	1,403,390	0
William F. Truscott	Retirement Plan	9	103,447	0
	Supplemental Retirement Plan	9	1,054,592	0
	Total	9	1,158,039	0
Glen Salow	Retirement Plan	18	186,575	0
	Supplemental Retirement Plan	18	895,580	0
	Total	18	1,082,155	0
Donald E. Froude	Retirement Plan	2	17,043	0
	Supplemental Retirement Plan	2	81,392	0
	Total	2	98,435	0
(1)
The Ameriprise Financial Retirement Plan is a defined benefit pension plan, commonly referred to as a cash balance plan, which covers eligible employees of the Company. Each payroll period, the Company credits the account of each participating employee with an amount equal to a percentage of such employee's pension eligible pay for that period. The percentage varies with the employee's age and years of service. On March 1, 2010, changes were made to lower the applicable contribution percentages under the plan. The new applicable percentages are based on years of service only and no longer consider an employee's age. Employees who were eligible for the plan on March 1, 2010 will continue to receive the benefits outlined in the "Previous Table" below, until such time that the percentage under the "New Table" becomes more favorable.

Sum of Age Plus Years of Service	Previous Table	Applicable Percentage
Less than 35		2.50%
35-44		3.25
45-59		4.25
60-74		5.75
75-89		8.00
90 or more		10.00

Years of Service	New Table (effective March 1, 2010)	Applicable Percentage
Less than 5		2.50%
5-9		3.25
10-14		4.00
15 and over		5.00

  The retirement plan credits participants with interest on their balances. The retirement plan sets the fixed interest rate each year based on the average of the daily five-year U.S. Treasury Note yields for the previous October 1 through November 30. The minimum interest rate is 5%. The maximum rate is the lower of 10% or a specific rate set by the U.S. government under the tax laws. For 2010, the interest rate was 5%.

  When an employee retires or terminates employment after completing three years of service, the retirement plan will pay out the cash balance amounts. The retirement plan will make these payments in the form and at the time the employee elects, including payment in a single lump sum or as an annuity. An annuity obligates the retirement plan to make payments in monthly installments over time, in amounts based on plan assumptions as to life expectancy and the value of making payments in the future. Employees may choose similar methods of payment for benefits they earned before July 1, 1995.

  The Ameriprise supplemental retirement plan is a non-qualified pension plan that allows participants to receive retirement plan contributions on pension earnings that exceed applicable limits under the Internal Revenue Code of 1986, as amended. The supplemental retirement plan balances vest after completing three years of service, reaching age 65, or upon disability or death.

The retirement plan account balances for Messrs. Cracchiolo, Berman, Truscott, Salow and Froude as of December 31, 2010 were $378,529, $267,152, $97,784, $179,246, and $16,400 respectively. The supplemental retirement plan account balances for Messrs. Cracchiolo, Berman, Truscott, Salow, and Froude as of December 31, 2010 were $3,552,390, $1,131,144, $1,020,752, $873,894, and $79,495 respectively. For Mr. Froude, neither the retirement plan or supplemental retirement plan amounts are vested. The December 31, 2010 values shown in the table above for the retirement plan assumes a discount rate of 4.6% and a discount rate of 4.8% for the supplemental retirement plan. The values assume an interest crediting rate of 5.00% and a retirement age of 65 for both the retirement plan and the supplemental retirement plan.

 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL FOR NAMED EXECUTIVE OFFICERS

The tables below describe the potential termination payments for the named executive officers under various separation of employment scenarios as if they occurred on December 31, 2010. Descriptions of these plans and policies are contained in the Compensation Discussion and Analysis and other sections of this proxy statement. As noted earlier, the Company does not have employment agreements with any of the named executive officers. Rather, the rights of our executives with respect to specific events, including death, disability, severance or retirement, or a change in control of the Company, are covered by certain compensation and benefit plans of the Company.

We are providing two sets of tables for each named executive officer to show you what he would receive if he no longer worked for the company. The first table shows the vested plan amounts that the named executive officer would receive if he left the Company for any reason. Any other employee participating in these plans would also receive any vested amounts in these plans if he or she no longer worked for the Company. The second table shows what the named executive officer would receive under various hypothetical situations resulting in a termination of his employment. The second table does not include amounts disclosed in the first table.

Both tables assume that the named executive officer's employment terminated on December 31, 2010. Because the numbers disclosed are calculated as of that date and are subject to other estimates and assumptions, the actual amounts the named executive officer may receive may differ materially from those shown in the tables. The calculations for the payouts are based on plan provisions outlined in the common set of footnotes to the tables. Unless otherwise specified in the common set of footnotes to the tables, all payments and benefits would be provided by Ameriprise Financial, Inc.

In addition to the amounts disclosed in these tables, the named executive officer would also receive any restricted stock that vested on or before his termination date. He would also be able to exercise any vested stock options. For more information, please see the Outstanding Equity Awards At Fiscal Year-End table on page 59.

James M. Cracchiolo.    The following tables describe the potential termination payments for Mr. Cracchiolo for the various termination of employment scenarios, assuming separation of employment on December 31, 2010. These amounts are in addition to the payout of vested stock options and restricted stock awards listed on page 61.

Vested Plan Balances Payable Upon Termination of
Employment for Any Reason(1)

Retirement Plan	$378,529
401(k) Plan	$1,521,513
Supplemental Retirement Plan	$3,887,198
Deferred Compensation Plan	$9,345,449
Total	$15,132,689

	Other Amounts Payable Upon Termination of Employment
	Voluntary Termination/ Retirement	For Cause Termination	Involuntary Not for Cause Termination	Involuntary or Good Reason Termination following a Change in Control(10)	Termination Due to Disability	Termination Due to Death
Severance benefit(2)	$0	$0	$31,134,000	$31,134,000	$0	$0
Payment of annual cash incentive award(3)	$0	$0	$0	$2,850,000	$9,428,000	$9,428,000
Accelerated vesting of stock options(4)	$0	$0	$0	$44,121,529	$44,121,529	$44,121,529
Accelerated vesting of restricted stock awards(4)	$0	$0	$0	$4,405,510	$4,405,510	$4,405,510
Continued contributions to supplemental retirement plan(5)	$0	$0	$0	$2,527,470	$0	$0
Accelerated vesting of deferred compensation plan match(6)	$0	$0	$0	$907,134	$907,134	$907,134
Continued participation in health and welfare benefits(7)	$0	$0	$28,269	$28,269	$0	$0
Payout of life insurance benefits(8)	$0	$0	$0	$0	$0	$4,050,000
Present value of disability benefits(9)	$0	$0	$0	$0	$1,856,173	$0
Total	$0	$0	$31,162,269	$85,973,912	$60,718,346	$62,912,173

Walter S. Berman.    The following tables describe the potential termination payments for Mr. Berman for the various termination of employment scenarios, assuming separation of employment on December 31, 2010. These amounts are in addition to the payout of vested stock options and restricted stock awards listed on page 61.

Vested Plan Balances Payable Upon Termination of
Employment for Any Reason(1)

Retirement Plan	$267,152
401(k) Plan	$275,651
Supplemental Retirement Plan	$1,193,816
Deferred Compensation Plan	$2,859,570
Total	$4,596,189

	Other Amounts Payable Upon Termination of Employment
	Voluntary Termination/ Retirement	For Cause Termination	Involuntary Not for Cause Termination	Involuntary or Good Reason Termination following a Change in Control(10)	Termination Due to Disability	Termination Due to Death
Severance benefit(2)	$0	$0	$7,206,000	$10,809,000	$0	$0
Payment of annual cash incentive award(3)	$2,953,000	$0	$0	$1,050,000	$2,953,000	$2,953,000
Accelerated vesting of stock options(4)	$0	$0	$0	$11,530,028	$11,530,028	$11,530,028
Accelerated vesting of restricted stock awards(4)	$0	$0	$0	$1,275,250	$1,275,250	$1,275,250
Continued contributions to supplemental retirement plan(5)	$0	$0	$0	$1,117,650	$0	$0
Accelerated vesting of deferred compensation plan match(6)	$0	$0	$0	$0	$0	$0
Continued participation in health and welfare benefits(7)	$0	$0	$18,193	$27,289	$0	$0
Payout of life insurance benefits(8)	$0	$0	$0	$0	$0	$450,000
Present value of disability benefits(9)	$0	$0	$0	$0	$0	$0
Total	$2,953,000	$0	$7,224,193	$25,809,217	$15,758,278	$16,208,278

William F. Truscott.    The following tables describe the potential termination payments for Mr. Truscott for the various termination of employment scenarios, assuming separation of employment on December 31, 2010. These amounts are in addition to the payout of vested stock options and restricted stock awards listed on page 61.

Vested Plan Balances Payable Upon Termination of
Employment for Any Reason(1)

Retirement Plan	$97,784
401(k) Plan	$310,722
Supplemental Retirement Plan	$1,117,756
Deferred Compensation Plan	$1,741,954
Total	$3,268,216

	Other Amounts Payable Upon Termination of Employment
	Voluntary Termination/ Retirement	For Cause Termination	Involuntary Not for Cause Termination	Involuntary or Good Reason Termination following a Change in Control(10)	Termination Due to Disability	Termination Due to Death
Severance benefit(2)	$0	$0	$8,036,000	$12,054,000	$0	$0
Payment of annual cash incentive award(3)	$0	$0	$0	$1,200,000	$3,368,000	$3,368,000
Accelerated vesting of stock options(4)	$0	$0	$0	$13,418,382	$13,418,382	$13,418,382
Accelerated vesting of restricted stock awards(4)	$0	$0	$0	$1,770,296	$1,770,296	$1,770,296
Continued contributions to supplemental retirement plan(5)	$0	$0	$0	$549,045	$0	$0
Accelerated vesting of deferred compensation plan match(6)	$0	$0	$0	$0	$0	$0
Continued participation in health and welfare benefits(7)	$0	$0	$35,191	$52,787	$0	$0
Payout of life insurance benefits(8)	$0	$0	$0	$0	$0	$1,800,000
Present value of disability benefits(9)	$0	$0	$0	$0	$2,033,261	$0
Total	$0	$0	$8,071,191	$29,044,510	$20,589,939	$20,356,678

Glen Salow.    The following tables describe the potential termination payments for Mr. Salow for the various termination of employment scenarios, assuming separation of employment on December 31, 2010. These amounts are in addition to the payout of vested stock options and restricted stock awards listed on page 61.

Vested Plan Balances Payable Upon Termination of
Employment for Any Reason(1)

Retirement Plan	$179,246
401(k) Plan	$405,814
Supplemental Retirement Plan	$1,044,987
Deferred Compensation Plan	$0
Total	$1,630,047

	Other Amounts Payable Upon Termination of Employment
	Voluntary Termination/ Retirement	For Cause Termination	Involuntary Not for Cause Termination	Involuntary or Good Reason Termination following a Change in Control(10)	Termination Due to Disability	Termination Due to Death
Severance benefit(2)	$0	$0	$5,208,000	$7,812,000	$0	$0
Payment of annual cash incentive award(3)	$0	$0	$0	$750,000	$2,029,000	$2,029,000
Accelerated vesting of stock options(4)	$0	$0	$0	$9,457,974	$9,457,974	$9,457,974
Accelerated vesting of restricted stock awards(4)	$0	$0	$0	$985,429	$985,429	$985,429
Continued contributions to supplemental retirement plan(5)	$0	$0	$0	$485,940	$0	$0
Accelerated vesting of deferred compensation plan match(6)	$0	$0	$0	$0	$0	$0
Continued participation in health and welfare benefits(7)	$0	$0	$18,234	$27,351	$0	$0
Payout of life insurance benefits(8)	$0	$0	$0	$0	$0	$1,425,000
Present value of disability benefits(9)	$0	$0	$0	$0	$1,686,559	$0
Total	$0	$0	$5,226,234	$19,518,694	$14,158,962	$13,897,403

Donald E. Froude    The following tables describe the potential termination payments for Mr. Froude for the various termination of employment scenarios, assuming separation of employment on December 31, 2010. These amounts are in addition to the payout of vested stock options and restricted stock awards listed on page 61.

Vested Plan Balances Payable Upon Termination of
Employment for Any Reason(1)

Retirement Plan	$0
401(k) Plan	$85,149
Supplemental Retirement Plan	$0
Deferred Compensation Plan	$952,676
Total	$1,037,825

	Other Amounts Payable Upon Termination of Employment
	Voluntary Termination/ Retirement	For Cause Termination	Involuntary Not for Cause Termination	Involuntary or Good Reason Termination following a Change in Control(10)	Termination Due to Disability	Termination Due to Death
Severance benefit(2)	$0	$0	$3,849,000	$5,132,000	$0	$0
Payment of annual cash incentive award(3)	$0	$0	$0	$1,175,000	$2,016,000	$2,016,000
Accelerated vesting of stock options(4)	$0	$0	$0	$5,697,860	$5,697,860	$5,697,860
Accelerated vesting of restricted stock awards(4)	$0	$0	$0	$1,761,721	$1,761,721	$1,761,721
Continued contributions to supplemental retirement plan(5)	$0	$0	$0	$242,610	$0	$0
Accelerated vesting of deferred compensation plan match(6)	$0	$0	$0	$338,969	$338,969	$338,969
Continued participation in health and welfare benefits(7)	$0	$0	$13,584	$18,111	$0	$0
Payout of life insurance benefits(8)	$0	$0	$0	$0	$0	$2,400,000
Present value of disability benefits(9)	$0	$0	$0	$0	$1,645,234	$0
Total	$0	$0	$3,862,584	$14,366,271	$11,459,784	$12,214,550
(1)
In the event of termination of employment for any reason, the executive is eligible to receive these vested amounts under the Company's retirement, 401(k), supplemental retirement and deferred compensation plans.

(2)
Under the Ameriprise Financial Senior Executive Severance Plan, the severance for involuntary termination not for cause was reduced for any executive officer hired or promoted after March 19, 2008. This change applied to Mr. Froude who was hired after this date. Mr. Froude's severance for involuntary termination not for cause is equal to one and a half times the sum of base salary plus the highest annual bonus received over the previous three years and for involuntary termination not for cause within two years of a change in control is equal to two times the sum of base salary plus the highest annual bonus received over the previous three years. For the named executive officers other than Mr. Cracchiolo, severance for involuntary termination not for cause is equal to two times the sum of base salary plus the highest annual bonus received over the previous three years and for involuntary termination not for cause within two years of a change in control is equal to three times the sum of base salary plus the highest annual bonus received over the previous three years. For Mr. Cracchiolo, severance is equal to three times the sum of base salary plus the highest annual bonus received over the previous three years for involuntary termination not for cause and for involuntary termination not for cause within two years of a change in control. For all participants under the Ameriprise Financial Senior Executive Severance Plan, the severance benefit is payable in biweekly installments, beginning on the seventh month following the executive's termination of employment (i.e., following a six-month delay), not exceeding the duration during which the executive is entitled to receive severance benefits under the plan.

(3)
If an executive leaves due to retirement, death or disability, the amount paid to the executive for their annual cash incentive award is discretionary. The hypothetical amount shown in the table is based on the actual cash incentive award earned for 2010 performance. In the event of involuntary termination not for cause within two years of a change of control, the executive will receive the average of the prior two years' annual cash incentive awards in a lump sum following the executive's termination of employment. The hypothetical amount shown in the table is based on the average of the actual cash incentive awards earned for 2008 and 2009.

(4)
In the event of a change in control, death or disability, vesting accelerates for all outstanding stock options and restricted stock awards. Accelerated vesting of equity in the event of a change in control does not require an involuntary or good reason termination of employment.

(5)
In the event of involuntary termination not for cause within two years of a change of control, the executive will receive the value of Company contributions that would have been made on his behalf to the Company's retirement, 401(k), and supplemental retirement plans during the severance period. Immediately upon a change in control, the entire value of each executive's account under the supplemental retirement plan will be transferred to a trust established for this purpose. Continued contributions will be credited to the executive's account under the supplemental retirement plan as of the date of the executive's termination of employment. Payment is made from the trust in a lump sum or annual installments based on the executive's distribution election under the supplemental retirement plan.

(6)
In the event of a change of control, death or disability, vesting fully accelerates on the Company match portion of the deferred compensation plan. For participants who are retirement eligible (applicable to Mr. Berman as of December 31, 2010), the Company match is fully vested.

(7)
In the event of involuntary termination not for cause, the executive is provided continued participation in the medical, dental and life insurance benefits during the severance period.

(8)
Reflects the life insurance benefit payable for both Company-provided and employee-purchased coverage. All employees including the named executive officers are provided a Company-funded coverage of one times base salary.

(9)
In the event of disability, the executive would be eligible to receive disability income as long as they remained disabled until reaching age 65. The amount shown indicates the present value of potential future disability payments that would be received between December 31, 2010 and the executive reaching age 65, using a 4.60% discount rate.

(10)
In the event of a change in control, named executive officers are eligible to receive a payment from the Company to put the executive in the same after-tax position as if no excise taxes under the Internal Revenue Code Section 280G had been imposed. This payment is made in a lump sum not later than the end of the year following the year in which the related taxes are remitted to the relevant taxing authority. The estimated hypothetical payments if a change in control were to occur as of December 31, 2010 for Messrs. Cracchiolo, Berman, Truscott, Salow, and Froude are $17,106,679, $5,780,321, $0, $0, and $2,922,303 respectively.

CERTAIN TRANSACTIONS

Related Person Transaction Review Policy

Our Audit Committee has adopted a written policy which provides procedures for the review, approval or ratification of certain transactions required to be reported under applicable rules of the Securities and Exchange Commission. Any amendments to the policy require Audit Committee approval.

Reportable transactions include those in which we are a participant and in which a related person has a direct or indirect interest. Related persons include: our directors, director nominees and executive officers; any person known by us to be the beneficial owner of more than five percent of our voting securities; and certain family members of, or certain other persons sharing the household of, any of our directors, director nominees or executive officers or holders of more than five percent of our voting securities.

Standards to be applied to the review of related person transactions include, but are not limited to, the following:

•
materiality of such transaction;

•
benefits of such transaction to us;

•
structure of such transaction;

•
the extent of the related person's interest, benefit or influence in such transaction;

•
whether the terms of such transaction are on an arm's length basis with terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances or otherwise can be determined as fair to us; and

•
whether means are available to manage any actual or apparent conflict of interest that may arise under such transaction following the time it is approved or entered into.

The Audit Committee of our Board of Directors, as well as the Audit Committee's Chairman acting alone under delegated authority, have the responsibility to review, approve, disapprove or ratify related person transactions. Any Audit Committee member who is a related person under a transaction that is the subject of review is recused from voting upon any approval, disapproval or ratification of that transaction. Conditions operative to the transaction or to the relationship with the related person may be included in an approval or ratification.

Transactions With Other Companies

In the usual course of our business, we have transactions with many other firms. Some of the directors or officers of these firms may also serve as directors or officers for us or our subsidiaries. We carry out our transactions with these firms on customary terms. The directors and officers who serve us, our subsidiaries or the other firms involved may not have knowledge of these transactions.

In the usual course of our investment activities, we own or manage various debt securities and term loan commitments of ConAgra Foods, Inc., including: $3.6 million par amount of 6.75% debt securities due September 15, 2011; $12.0 million par amount of 5.875% debt securities due April 15, 2014; $18.1 million par amount of 5.819% debt securities due June 15, 2017; $100.6 million par amount of 7% debt securities due April 15, 2019; $340 thousand par amount of 6.7% debt securities due

August 1, 2027; and $23.6 million par amount of 7% debt securities due October 1, 2028. Director Robert F. Sharpe, Jr. is a senior advisor to ConAgra Foods, Inc.

Transactions Between the Company and Our Directors and Officers

Our executive officers and directors may from time to time take out loans from certain of our subsidiaries on the same terms that these subsidiaries offer to the general public. By way of example, our broker-dealer subsidiary Ameriprise Financial Services, Inc. may extend margin loans (except margin loans to acquire the Company's stock) to our directors and executive officers under their brokerage accounts. All indebtedness from these transactions is in the ordinary course of our business and is on the same terms, including interest rates, in effect for comparable transactions with other people. Such indebtedness involves normal risks of collection and does not have features or terms that are unfavorable to our subsidiaries.

Our executive officers and directors may also have transactions with us or our subsidiaries involving other goods and services, such as insurance and investment services. These transactions are also in the usual course of our business and we provide them on terms that we offer to our employees (with respect to executive officers) or to the public (with respect to our outside directors) generally.

Transactions with Significant Shareholders

From time to time we may engage in ordinary course relationships and commercial transactions with our significant shareholders or their subsidiaries. We do not believe that these transactions are material to our Company.

In the usual course of our business, we have in the past obtained investment advisory or sub-advisory services from Wellington Management Company, LLP (Wellington). Wellington charged us approximately $135 thousand for such investment advisory or sub-advisory services in 2010.

In the usual course of our business, we obtain investment advisory or sub-advisory services from AllianceBernstein L.P. and its affiliates (AllianceBernstein), which are majority-owned by certain affiliates of AXA. AllianceBernstein charged us approximately $3.5 million for such investment advisory or sub-advisory services in 2010. In February 2010, AXA and certain of its affiliates disclosed a joint ownership interest of five percent or more of our outstanding shares of common stock; however, a report on Schedule 13G filed by AXA and certain of its affiliates on February 9, 2011, indicated that, as of December 31, 2010, the ownership interests of the AXA group was below five percent.

In the usual course of our business, we provide to AllianceBernstein distribution services and marketing support in connection with the sale of AllianceBernstein products to our clients. We received approximately $600 thousand in marketing support payments from AllianceBernstein in 2010.

In the usual course of our business, we provide to AXA and its affiliates distribution services and marketing support in connection with the sale of AXA variable annuities to our clients. We received approximately $246 thousand in marketing support payments from AXA in 2010.

In the usual course of our business, we obtain distribution and networking services from AXA Advisors, an affiliate of AXA, in connection with the distribution of our retail mutual fund products. AXA Advisors charged us approximately $137 thousand in distribution and networking fees in 2010.

In the usual course of our business, our international asset manager, Threadneedle, manages certain open ended investment companies (OEICs) that serve as underlying investments of certain investment products offered by the AXA Group. Threadneedle rebates to the AXA Group a portion of annual management fees incurred as an investor in these OEICs. In 2010, Threadneedle paid approximately $474 thousand in management fee rebates to the AXA Group.

In the usual course of our business, we provide to BlackRock, Inc. or its affiliates (BlackRock) distribution services and marketing support in connection with the sale of BlackRock products to our clients. We received approximately $3.2 million in marketing support payments from BlackRock in 2010.

In the usual course of our asset management activities, we own or manage the following debt securities of our significant shareholders and their affiliates: $900 thousand par amount of 6.25% debt securities due September 15, 2017 issued by BlackRock, Inc; and $200 thousand par amount of 7% debt securities due April 28, 2028 issued by AXA Financial, Inc.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who own more than ten percent of a registered class of our equity securities to file with us, the Securities and Exchange Commission, and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of any of the Company's equity securities. With respect to 2010, to the best of our knowledge, all required reports were filed on a timely basis. In making this statement, we have relied in part on the written representations of our current independent directors and our current executive officers, and on copies of the reports provided to us.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION
OF PROXY PROPOSALS, NOMINATION OF DIRECTORS
AND OTHER BUSINESS OF SHAREHOLDERS

Under SEC rules, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for the 2012 Annual Meeting of Shareholders, our corporate secretary must receive the proposal at our principal executive offices by November 15, 2011.

Under our by-laws, and as SEC rules permit, shareholders must follow certain procedures to nominate a person for election as a director at an annual or special meeting, or to introduce an item of business at an annual meeting. Under these procedures, shareholders must submit the proposed nominee or item of business by delivering a notice to the corporate secretary of the Company at our principal executive offices. We must receive notice as follows:

•
Normally we must receive notice of a shareholder's intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days or more than 120 days before the first anniversary of the prior year's meeting. Assuming that our 2011 Annual Meeting is held on schedule, we must receive notice pertaining to the 2012 Annual Meeting no earlier than December 28, 2011, and no later than January 27, 2012.

•
However, if we hold the annual meeting on a date that is not within 30 days before or 70 days after such anniversary date, we must receive the notice no more than 120 days before the annual meeting date and no later than the later of the 90th day prior to the annual meeting date or ten days after our first public announcement of the annual meeting date.

•
If we hold a special meeting to elect directors, we must receive a shareholder's notice of intention to introduce a nomination no earlier than the 120th day prior to the special meeting date and no later than the later of the 90th day prior to the special meeting date or ten days after our first public announcement of the special meeting date and the nominees proposed by the Board.

Our amended and restated by-laws require a nominee to deliver signed forms of a questionnaire, representation, and agreement that our corporate secretary will provide upon request. A notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the annual meeting, any material interest of the shareholder in the business and certain other information about the shareholder.

The Board and our management have not received notice of, and are not aware of, any business to come before the meeting other than the items we refer to in this proxy statement. If any other matter comes before the meeting, the named proxies will use their best judgment in voting the proxies.

* * * *

We have made available on the Internet our 2010 Annual Report to Shareholders in connection with this proxy solicitation. If you would like a copy of our 2010 Form 10-K, excluding certain exhibits, please contact Thomas R. Moore, Corporate Secretary, Ameriprise Financial, Inc., 1098 Ameriprise Financial Center, Minneapolis, Minnesota 55474. We will provide a copy without charge.

Please vote by telephone or the Internet or sign, date and return your proxy or voting instruction form in the prepaid envelope you received if you requested paper copies of our proxy materials. We encourage you to attend the April 27, 2011, meeting. We will not require tickets for admission to the meeting. However, to assure that attendance is limited to shareholders, if you are not a registered shareholder please bring with you some proof of Ameriprise common stock ownership, such as a current brokerage statement, and a form of identification bearing a photograph. No cameras, cellular telephones or pagers will be allowed to be used in the meeting room.

By order of the Board of Directors,

THOMAS R. MOORE
Vice President, Corporate Secretary and Chief Governance Officer

M31566-Z54592 You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. AMERIPRISE FINANCIAL, INC. *** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 27, 2011. CORPORATE SECRETARY'S OFFICE 1098 AMERIPRISE FINANCIAL CENTER MINNEAPOLIS, MN 55474 Meeting Information Meeting Type: Annual Meeting For holders as of: February 28, 2011 Date: April 27, 2011 Time: 11:00 a.m. CT Location: Ameriprise Financial, Inc. 707 Second Avenue South Minneapolis, Minnesota 55474 See the reverse side of this notice to obtain proxy materials and voting instructions.

M31567-Z54592 How To Vote Please Choose One of the Following Voting Methods Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. . XXXX XXXX XXXX Requests, instructions and other inquiries sent to this email address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 13, 2011 to facilitate timely delivery. How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or EMAIL Copy: If you want to receive a paper or email copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY EMAIL*: sendmaterial@proxyvote.com * If requesting materials by email, please send a blank email with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. Before You Vote How to Access the Proxy Materials NOTICE AND PROXY STATEMENT ANNUAL REPORT Proxy Materials Available to VIEW or RECEIVE: . XXXX XXXX XXXX . XXXX XXXX XXXX

Voting Items M31568-Z54592 The Board of Directors recommends you vote FOR the following proposal: 2. A nonbinding advisory vote to approve the compensation of the named executive officers. 1a. Siri S. Marshall 1. Election of Directors The Board of Directors recommends you vote FOR the following: 1b. W. Walker Lewis 1c. William H. Turner The Board of Directors recommends you vote 1 YEAR on the following proposal: 3. A nonbinding advisory vote on the frequency of shareholder approval of the compensation of the named executive officers. The Board of Directors recommends you vote FOR the following proposal: 4. To ratify the Audit Committee's selection of PricewaterhouseCoopers LLP, the Company's independent registered public accountants for 2011. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. NOMINEES:

M31569-Z54592

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date AMERIPRISE FINANCIAL, INC. M31562-P05239 For Against Abstain CORPORATE SECRETARY'S OFFICE 1098 AMERIPRISE FINANCIAL CENTER MINNEAPOLIS, MN 55474 For Against Abstain The Board of Directors recommends you vote FOR the following proposal: 2. A nonbinding advisory vote to approve the compensation of the named executive officers. 0 0 0 0 0 0 0 0 0 0 0 0 0 0 Yes No 0 0 0 1a. Siri S. Marshall 1. Election of Directors VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Participants in the 401(k) Plan have an earlier voting deadline, described below. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote online and, when prompted, indicate that you agree to receive or access proxy materials. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time the day before the meeting date. Participants in the 401(k) Plan have an earlier voting deadline, described below. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: 1b. W. Walker Lewis 1c. William H. Turner The Board of Directors recommends you vote 1 YEAR on the following proposal: 3. A nonbinding advisory vote on the frequency of shareholder approval of the compensation of the named executive officers. The Board of Directors recommends you vote FOR the following proposal: 4. To ratify the Audit Committee's selection of PricewaterhouseCoopers LLP, the Company's independent registered public accountants for 2011. Please indicate if you would like to keep your vote confidential under the current policy NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 0 0 0 0 1 Year 2 Years 3 Years Abstain Note: Please sign as your name appears printed above. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee or guardian, please give full title. For Against Abstain

AMERIPRISE FINANCIAL, INC. Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders on Wednesday, April 27, 2011 The undersigned hereby appoints Walter S. Berman, John C. Junek and Thomas R. Moore, or any one of them, proxies or proxy, with full power of substitution, to vote all common shares of Ameriprise Financial, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at Ameriprise Financial, Inc. headquarters at 707 Second Avenue South, Minneapolis, Minnesota 55474, on Wednesday, April 27, 2011, at 11:00 a.m., Central time, and at any adjournment(s) of the meeting, as indicated on the reverse side of this proxy card, with respect to the proposals set forth in the proxy statement, and in their discretion upon any matter that may properly come before the meeting or any adjournment(s) of the meeting. The undersigned hereby revokes any proxies submitted previously. To ensure timely receipt of your vote and to help reduce costs, you are encouraged to submit your voting instructions online or by telephone. Follow the instructions on the reverse side of this card. If you vote online or by telephone, you do NOT need to mail back your proxy card. If you choose to submit your voting instructions by mail, mark, sign and date this proxy card on the reverse side and return it promptly in the business reply envelope provided. If you do not mark voting boxes on the reverse side, the shares will be voted as the Board of Directors recommends. Notice to participants in the AMERIPRISE FINANCIAL 401(k) PLAN If you participate in the Ameriprise Financial 401(k) Plan, your proxy card includes shares that the plan has credited to this account. To allow sufficient time for the Ameriprise Financial 401(k) Plan trustee to vote, the trustee must receive your voting instructions by 10:00 a.m. Eastern time on April 25, 2011. If the trustee does not receive your instructions by that date, the trustee will vote the shares in the same proportion of votes that the trustee receives from other plan participants who did vote. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com. Continued and to be signed on reverse side M31563-P05239